Exhibit 10.4

                                CREDIT AGREEMENT

                                      among

                       PIONEER NATURAL RESOURCES COMPANY,
                                    Borrower

                             BANK OF AMERICA, N.A.,
                              Administrative Agent

                           CREDIT SUISSE FIRST BOSTON,
                               Documentation Agent

                                       and

                            THE CHASE MANHATTAN BANK,
                                Syndication Agent

                               and certain LENDERS

                                  May 31, 2000

                                  $575,000,000

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS AND REFERENCES.....................................   1
       Section 1.1       Defined Terms.....................................   1
       Section 1.2       Exhibits and Schedules............................  15
       Section 1.3       Amendment of Defined Instruments..................  15
       Section 1.4       References and Titles.............................  15
       Section 1.5       Calculations and Determinations...................  15

ARTICLE 2 - ADVANCES AND LETTERS OF CREDIT.................................  16
       Section 2.1       Making and Repaying the Revolving Loan Advances...  16
       Section 2.2       Requests for Revolving Loan Advances..............  17
       Section 2.3       Rate Elections....................................  17
       Section 2.4       Swing Line Advances...............................  18
       Section 2.5       Procedure for Swing Line Advances.................  19
       Section 2.6       Special Provisions for Swing Line Advances........  20
       Section 2.7       Commitment Fee....................................  21
       Section 2.8       Agents' and Administrative Agent's Fees...........  21
       Section 2.9       Termination and Reduction of Commitments..........  21
       Section 2.10      Optional Prepayments..............................  22
       Section 2.11      Payments to Lenders...............................  22
       Section 2.12      Letters of Credit.................................  23
       Section 2.13      Requesting Letters of Credit......................  23
       Section 2.14      Reimbursement of Letters of Credit................  23
       Section 2.15      Letter of Credit Fees.............................  26
       Section 2.16      Capital Reimbursement.............................  26
       Section 2.17      Increased Cost of Eurodollar Portions.............  27
       Section 2.18      Availability......................................  27
       Section 2.19      Funding Losses....................................  28
       Section 2.20      Taxes.............................................  29
       Section 2.21      Make-Whole Qualifications.........................  30

ARTICLE 3 - CONDITIONS PRECEDENT TO LENDING................................  32
       Section 3.1       Initial Conditions Precedent......................  32
       Section 3.2       Additional Conditions Precedent...................  33

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES.................................  34
       Section 4.1       Borrower's Representations and Warranties.........  34
       Section 4.2       Representation by Lenders.........................  37

ARTICLE 5 - COVENANTS OF BORROWER..........................................  37
       Section 5.1       Affirmative Covenants.............................  37
       Section 5.2       Negative Covenants................................  41
       Section 5.3       Financial Covenants...............................  43


                                       (i)

ARTICLE 6 - EVENTS OF DEFAULT AND REMEDIES.................................  44
       Section 6.1       Events of Default.................................  44
       Section 6.2       Remedies..........................................  47
       Section 6.3       Annulment of Acceleration.........................  48
       Section 6.4       Indemnity.........................................  48

ARTICLE 7 - AGENTS.........................................................  49
       Section 7.1       Appointment and Authority.........................  49
       Section 7.2       Agents' Reliance..................................  50
       Section 7.3       Lenders' Credit Decisions.........................  51
       Section 7.4       Indemnification...................................  51
       Section 7.5       Rights as Lender..................................  51
       Section 7.6       Sharing of Set-Offs and Other Payments............  52
       Section 7.7       Investments.......................................  52
       Section 7.8       Benefit of Article 7..............................  52
       Section 7.9       Resignation and Removal...........................  53

ARTICLE 8 - MISCELLANEOUS..................................................  53
       Section 8.1       Waivers and Amendments............................  53
       Section 8.2       Survival of Agreements, Cumulative Nature.........  54
       Section 8.3       Notices...........................................  54
       Section 8.4       Parties in Interest...............................  55
       Section 8.5       Governing Law.....................................  55
       Section 8.6       Limitation on Interest............................  55
       Section 8.7       Termination: Limited Survival.....................  57
       Section 8.8       Assignments, Participations.......................  57
       Section 8.9       Confidentiality...................................  59
       Section 8.10      Severability......................................  59
       Section 8.11      Counterparts......................................  59
       Section 8.12      WAIVER OF JURY TRIAL, PUNITIVE DAMAGES............  59
       Section 8.13      Several Obligations...............................  60
       Section 8.14      Nonliability of Lenders...........................  60
       Section 8.15      Setoff............................................  60
       Section 8.16      Forum Selection and Consent to Jurisdiction.......  60
       Section 8.17      Release of Liens..................................  61
       Section 8.18      Entire Agreement..................................  61


                                      (ii)

                                CREDIT AGREEMENT

          THIS CREDIT AGREEMENT is made as of May 31, 2000, by and among PIONEER NATURAL RESOURCES COMPANY, a Delaware corporation (the "Borrower"), the Lenders from time to time parties hereto, BANK OF AMERICA, N.A., as Administrative Agent for the Lenders, CREDIT SUISSE FIRST BOSTON, as Documentation Agent for the Lenders, and THE CHASE MANHATTAN BANK, as Syndication Agent for the Lenders.

          For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                           DEFINITIONS AND REFERENCES

          Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this section or in the sections and subsections referred to below:

          "Adjusted Eurodollar Rate" means, with respect to each particular Eurodollar Portion and the associated Eurodollar Rate and Reserve Percentage, the rate per annum determined hereunder by Administrative Agent pursuant to the following formula:

                          AER      =       ER    + EM
                                        --------
                                        1.00 - RP

                          AER      =    Adjusted Eurodollar Rate
                          ER       =    Eurodollar Rate
                          RP       =    Reserve Percentage
                          EM       =    Eurodollar Margin

          The Adjusted Eurodollar Rate shall change as and when the associated Reserve Percentage and Eurodollar Margin change.

          "Administrative Agent" means Bank of America, N.A., as Administrative Agent hereunder, and its successor in such capacity.

          "Advance" means a Revolving Loan Advance or Swing Line Advance.

          "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to "control" another Person if such Person possesses, directly or indirectly, power to (a) vote 30% or more of the securities or other equity interests of such other Person having ordinary voting power for the election of directors or other governing body, or (b) direct or cause the direction of the management or policies of such other Person whether by contract or otherwise.

          "Agent"  means  any  of   Administrative   Agent,   Collateral  Agent,
Syndication Agent or Documentation Agent hereunder, solely in such capacity and not in its capacity as a Lender.


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          "Agreement"  means  this  Credit  Agreement,  as it  may  be  amended, modified or restated from time to time hereafter.

          "Applicable Rating Level" means the level set forth below that corresponds to the higher of the ratings issued from time to time by Moody's and S&P, as applicable to Borrower's senior unsecured long- term debt provided, however, that if such ratings differ by more than one level, the Applicable Rating Level shall be one level below the higher level:

                                       Moody's              S&P
                                       -------            -------
                 Level I                >Baa3               >BBB-
                                        -                   -
                 Level II                Ba1                 BB+
                 Level III               Ba2                 BB
                 Level IV               <Ba3                <BB-
                                        -                   -

          For example, if the Moody's rating is Bal and the S&P rating is BB, Level II shall apply, and if the Moody's rating is Baa3 and the S&P rating is BB, Level II shall apply.

          For purposes of the foregoing, (i) ">" means a rating equal to or more favorable than and "<" means a rating equal to or less favorable than; (ii) if ratings for Borrower's senior unsecured long-term debt shall not be available from Moody's or S&P, Level IV shall be deemed applicable; (iii) if either Moody's or S&P shall change its ratings nomenclature prior to the date all Obligations have been paid and the Commitments canceled, Borrower and Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such change, and pending such amendment, if an appropriate Applicable Rating Level is otherwise not determinable based upon the foregoing grid, the last Applicable Rating Level in effect at the time of such change shall continue to apply.

          "Base Rate" means the fluctuating per annum rate of interest from time to time in effect equal to the higher of (a) the rate of interest publicly announced by Bank of America, N.A. as its "Prime Rate" or (b) the Federal Funds Rate plus one-half of one percent (1/2 of 1%), whether or not Borrower has notice thereof. Such "Prime Rate" is set by Bank of America, N.A. as a general rate of interest, taking into account such factors as Bank of America, N.A. may deem appropriate, it being understood that many of Bank of America, N.A.'s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Bank of America, N.A. may make various commercial or other loans at rates of interest having no relationship to such rate. If Bank of America, N.A.'s Prime Rate or the Federal Funds Rate changes after the date hereof, the Base Rate shall be automatically increased or decreased, as the case may be, without prior notice to Borrower from time to time as of the effective time of each change in Bank of America, N.A.'s Prime Rate or the Federal Funds Rate. Administrative Agent shall promptly thereafter notify Borrower of each change in the Base Rate.

          "Base Rate Margin" means, on any date, with respect to each Base Rate Portion of a Revolving Loan Advance, the remainder (if positive) of (a) the then effective Eurodollar Margin minus (b) 125 basis points per annum.

          "Base Rate Portion" means that portion of the unpaid principal balance of a Revolving Loan Advance which bears interest based on the Base Rate.

          "Borrower" is defined in the Preamble hereto.

          "Business Day" means a day on which commercial banks are open for business with the public in the State of Texas. Any Business Day in any way relating to a Eurodollar Portion (such as the day on which a Eurodollar Interest Period begins or ends) must also be a day on which, in the reasonable, good faith judgment of Administrative Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

          "Cash Collateral" has the meaning given it in Section 2.14(d).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral Agent" means Bank of America, N.A., as collateral agent under the Pledge Agreements and its successor in such capacity.

          "Commitment" means, with respect to each Lender, the amount set forth opposite the name of such Lender as its Commitment on Schedule 1 attached hereto (or, if such Lender is an assignee, the amount of its Commitment set forth in the assignment pursuant to which it became a Lender) as such amount may be reduced or increased from time to time pursuant to any assignment to which it is a party or otherwise pursuant to the terms of this Agreement.

          "Commitment Period" means the period from and including the Effective Date until and including the Maturity Date (or, if earlier, the day on which the Obligations first become due and payable in full or the Commitments are terminated upon notice by Administrative Agent to Borrower pursuant to Section 6.1).

          "Commitment Fee Rate" means, for any date, the number of basis points per annum set forth below based on the Applicable Rating Level then in effect and the Total Leverage Ratio as of the date of the last calculation thereof:

                                          Total Leverage Ratio
                               ----------------------------------------
     Applicable Rating Level    <3.25   3.25<x<3.5   3.5<x<3.75   >3.75
     -----------------------    -             -           -
              I                 25.0       25.0         37.5       37.5
              II                37.5       37.5         45.0       50.0
              III               50.0       50.0         50.0       50.0
              IV                50.0       50.0         50.0       50.0

Changes in the Commitment Fee Rate will occur automatically without prior notice
(x) upon the effectiveness of any change of the Applicable Rating Level and (y) three (3) days following the earlier of (A) the date Borrower delivers the certificate in respect of the previous Fiscal Quarter required pursuant to the second sentence of Section 5.1(b)(1) (provided that for purposes of this definition, Borrower shall be permitted to deliver a certificate sixty (60) days following a Fiscal Year end containing the information to be included in the certificate to be delivered pursuant to Section 5.1(b)(1) except based upon unaudited Financial Statements for such Fiscal Year) or Section 5.1(b)(2), as the case may be, and (B) sixty (60) days following the end of such previous Fiscal Quarter, in the event of a change in the Total Leverage Ratio. Administrative Agent will give notice promptly to Borrower and Lenders of each change in the Commitment Fee Rate.

          "Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, or liabilities refer to the consolidated financial statements, financial position, financial condition or liabilities, as the case may be, of such Person and its properly consolidated Subsidiaries.

          "Consolidated Interest Expense" means, for any period, the total interest expense, whether paid or accrued, of Borrower and its Subsidiaries on a Consolidated basis, including without limitation, all commissions, discounts and other fees and charges owed with respect to Letters of Credit.

          "Consolidated Tangible Net Worth" means, at any date, (i) the Consolidated shareholders' equity of Borrower and its Subsidiaries (determined in accordance with GAAP), less (ii) the amount of Consolidated intangible assets of Borrower and its Subsidiaries, plus (iii) the aggregate amount of any non-cash write downs under Financial Accounting Standards 19, 109 and 121, on a Consolidated basis, by Borrower and its Subsidiaries after December 31, 1999.

          "Debt" of any Person means, without duplication:

          (a)      indebtedness of such Person for borrowed money;

          (b) indebtedness of such Person constituting an obligation to pay the deferred purchase price of property or services (other than customary payment terms taken in the ordinary course of such Person's business);

          (c) indebtedness of such Person evidenced by a bond, debenture, note or similar instrument;

          (d) principal obligations under leases capitalized in accordance with GAAP under which such Person is the lessee;

          (e) indebtedness, contingent or otherwise, of such Person with respect to bankers' acceptances or the face amount of letters of credit or applications or reimbursement agreements therefor;

          (f) guaranties of such Person of indebtedness or obligations of the type described in clauses (a), (b), (c), (d) or (e) above of any other Person or obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of indebtedness or obligations of the type described in clauses (a), (b), (c), (d) or (e) above of any other Person, but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

          (g)      indebtedness  or obligations of the type described in clauses
                   (a), (b), (c), (d) or (e) above, which are secured by a Lien on any property owned by such Person, whether or not such indebtedness or obligations have been assumed by such Person (limited however to the lesser of (1) the amount of its liability or (2) the value of such property); and

          (h) the undischarged balance of any Production Payment granted or transferred by such Person or for the grant or transfer of which such Person received payment and the amount of deferred revenue attributable to any forward sale of production of Properties for which such Person has received payment in advance (other than on ordinary trade terms);

provided, however, Debt shall not include (1) accounts payable incurred in the ordinary course of such Person's business, or (2) any obligations in respect of
(i) exchange, forward, future, swap, hedging or similar agreements and (ii) gas or oil imbalances.

          "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

          "Default Rate" means, at the particular time in question, two percent (2%) per annum plus the Base Rate plus the Base Rate Margin then in effect; provided, that, with respect to any Eurodollar Portion with a Eurodollar Interest Period which is still in effect, "Default Rate" shall mean, during such Eurodollar Interest Period, two percent (2%) per annum plus the Adjusted Eurodollar Rate applicable to such Eurodollar Portion.

          "Designated   Entity"  means  Borrower  and  each  of  the  Restricted
Subsidiaries.

          "Designated Officer" means any Executive Officer or any other individual duly elected to and holding one or more of the offices of vice president, managing director, executive director, secretary or assistant secretary of a Designated Entity, or any other Person authorized in writing by any Designated Entity to execute any Loan Document, in each case designated by a Designated Entity and acceptable to Required Lenders.

          "Disclosure Schedule" means (a) Schedule 2 hereto and (b) any documents listed on such schedule and expressly incorporated therein by reference, true and correct copies of which shall have been delivered to Administrative Agent and each Lender prior to the date hereof. Insofar as any representations and warranties made herein are incorporated by reference or otherwise remade in Loan Documents delivered as of a date after the date hereof, the term "Disclosure Schedule" shall in such representations and warranties be deemed to refer as well to all other matters and documents indicated by Borrower in writing to be part of the Disclosure Schedule, which in the case of documents Borrower has at the particular time in question delivered to Administrative Agent and each Lender, and which have not been promptly objected to in writing by or on behalf of Required Lenders.

          "Documentation   Agent"  means  Credit   Suisse   First   Boston,   as
Documentation Agent hereunder, and its successor in such capacity.

          "EBITDAX" means, for any four Fiscal Quarter period ending on or after March 31, 2000, the sum of the amounts for such period of Consolidated net income (excluding gains or losses on the sale of assets), Consolidated Interest Expense, depreciation expense, amortization expense, federal and state income taxes, exploration and abandonment expense and other non-cash charges and expenses, all as determined on a Consolidated basis for Borrower and its Subsidiaries, with pro forma adjustments being made thereto for acquisitions and dispositions of assets or Subsidiaries (including by way of merger) made during such four Fiscal Quarter Period as if such acquisitions or dispositions had occurred on the first day of such four Fiscal Quarter Period; provided, however, that EBITDAX for the four Fiscal Quarter period ended March 31, 2000 shall be deemed to be EBITDAX for the two Fiscal Quarter period ended March 31, 2000 times 2, and EBITDAX for the four Fiscal Quarter period ended June 30, 2000 shall be deemed to be EBITDAX for the three Fiscal Quarter period ended June 30, 2000 times 4/3.

          "Effective Date" means the date the parties hereto shall have executed and delivered counterparts hereof to Administrative Agent and the conditions precedent to the initial Revolving Loan Advance shall have been satisfied (or waived in accordance with Section 8.1). The Administrative Agent shall give the parties hereto written notice of the occurrence of the Effective Date.

          "Engineering Report" means a report prepared as of December 31 of each year by Borrower for Securities and Exchange Commission reporting purposes and subject to reasonable review by Agents showing the net present value (using an 8.75% discount rate and with prices adjusted to reflect a ten year future price strip reasonably determined by Borrower and reasonably acceptable to Agents) of the projected future net revenues attributable to the proved oil and gas reserves included in the Properties of Borrower and its Restricted Subsidiaries.

          "Environmental Law" means any federal, state, or local statute, or rule or regulation promulgated thereunder, any judicial or administrative order or judgment to which Borrower or any of its Subsidiaries is a party or which are applicable to Borrower or any of its Subsidiaries or its or their respective properties (whether or not by consent), and any provision or condition of any permit, license or other governmental operating authorization, relating to protection of the environment, persons or the public welfare from actual or potential exposure or the effects of exposure to any actual or potential release, discharge, spill or emission (whether past or present) of, or regarding the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal of, any chemical, raw material, pollutant, contaminant or toxic or hazardous substance or waste.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

          "ERISA Plan" means any pension benefit plan subject to Title IV of ERISA maintained by any Designated Entity or any Affiliate thereof with respect to which any Designated Entity has a fixed or contingent liability.

          "Eurodollar Interest Period" means, with respect to each particular Eurodollar Portion, a period of one (1), two (2), three (3) or six (6) months, or, subject to Section 2.3, a period of nine (9) or twelve (12) months, as specified in the Rate Election applicable thereto, beginning on and including the date specified in such Rate Election (which must be a Business Day), and ending on but not including the same day of the relevant month as the day on which it began (e.g., a period beginning on the third day of one month shall end on but not include the third day of another month), or if such month has no numerically corresponding day, on the last Business Day of such month, and provided that each Eurodollar Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Eurodollar Interest Period shall end on the immediately preceding Business Day). No Eurodollar Interest Period may be elected for any Eurodollar Portion which would extend past the Maturity Date of the Advance of which the Eurodollar Portion is a part.

          "Eurodollar Margin" means, on any date, with respect to each Eurodollar Portion of a Revolving Loan Advance, (a) prior to the day that is six
(6) months after the Effective Date, 162.5 basis points per annum, and (b) from and after the day that is six (6) months after the Effective Date, the number of basis points per annum set forth below based on the Applicable Rating Level then in effect and the applicable Total Leverage Ratio as of the date of the last calculation thereof:

                                               Total Leverage Ratio
                                    ------------------------------------------
    Applicable Rating Level         <3.25    3.25<x<3.5    3.5<x<3.75    >3.75
    -----------------------         -              -            -
            Level I                 100.0       100.0         125.0      125.0
            Level II                125.0       137.5         162.5      187.5
            Level III               150.0       162.5         187.5      200.0
            Level IV                200.0       200.0         200.0      200.0

Changes in the Eurodollar Margin will occur  automatically  without prior notice
(x) upon the effectiveness of any change of the Applicable Rating Level and (y) three (3) days following the earlier of (A) the date Borrower delivers the certificate in respect of the previous Fiscal Quarter required pursuant to the second sentence of Section 5.1(b)(1) (provided that for purposes of this definition, Borrower shall be permitted to deliver a certificate sixty (60) days following a Fiscal Year end containing the information to be included in the certificate to be delivered pursuant to Section 5.1(b)(1) except based upon unaudited Financial Statements for such Fiscal Year) or Section 5.1(b)(2), as the case may be, and (B) sixty (60) days following the end of such previous Fiscal Quarter, in the event of a change in the Total Leverage Ratio. Administrative Agent will give notice promptly to Borrower and Lenders of each change in the Eurodollar Margin.

         "Eurodollar Portion" means the unpaid principal balance of a Revolving Loan Advance which bears interest based on the Eurodollar Rate.

         "Eurodollar Rate" means, with respect to each particular Eurodollar Portion and with respect to the related Eurodollar Interest Period

         (a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in dollars (for delivery on the first day of such Eurodollar Interest Period) with a term equivalent to such Eurodollar Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, or

         (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Eurodollar Interest Period) with a term equivalent to such Eurodollar Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, or

         (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which dollar deposits (for delivery on the first day of such Eurodollar Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Portion and with a term equivalent to such Eurodollar Interest Period would be offered by Administrative Agent's London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period.

         "Eurodollars" is defined in Section 2.18.

         "Event of Default" has the meaning given it in Section 6.1.

         "Exchangeable Shares" means the capital stock of Pioneer Natural Resources Canada Inc. that is exchangeable into common stock of Borrower pursuant to a Voting and Exchange Trust Agreement between Borrower and The Montreal Trust Company of Canada.

         "Excluded Restricted Subsidiary" means, at the particular time in question, a Foreign Restricted Subsidiary or any other Restricted Subsidiary that is prohibited from, or causes Borrower or any Restricted Subsidiary to be subject to adverse income tax consequences or substantial stamp or similar taxes as a result of, guaranteeing the Obligations or pledging the capital stock of, partnership interests in, or other ownership interests in, its Restricted Subsidiaries to secure the Obligations (a) under Section 956 of the Code or applicable stamp or similar tax laws, (b) by contractual restrictions in existence prior to the Effective Date, in the case of a Person that is a Restricted Subsidiary on the Effective Date, or by contractual restrictions in existence prior to the date such Person becomes a Restricted Subsidiary, in the case of a Person that becomes a Restricted Subsidiary after the Effective Date, or (c) as a matter of corporate, partnership or limited liability company law.

         "Executive Officer" means any individual duly elected to and holding one or more of the following offices of Borrower: President, Chief Executive Officer, Chief Financial Officer, Executive Vice President or Senior Vice President.

         "Existing Credit Agreement" means that certain Second Amended and Restated Credit Agreement dated as of March 19, 1999, by and among Borrower, the lenders parties thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and certain other Agents, as amended, modified or restated prior to the Effective Date.

         "Facility Amount" means the aggregate amount of the Commitments (which amount shall initially be $575,000,000), as such amount may be reduced from time to time pursuant to the terms of this Agreement.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

         "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of each year.

         "Fiscal Year" means a twelve-month period ending on December 31 of each year.

         "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States or any state thereof.

         "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Updated Financial Statements (except for changes concurred with by Borrower's independent public accountants). If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or with respect to Borrower and its Consolidated Subsidiaries must be prepared in accordance with such change. In the event any changes in GAAP materially affect the calculation of Borrower's compliance with the covenants set forth in Section 5.3, Borrower and Lenders agree to enter into good faith negotiations for an agreement to revise such covenants to take into account such changes in GAAP, but until Borrower and Required Lenders have entered into such an agreement, such financial calculation shall continue to be made in accordance with GAAP as in effect immediately preceding the date of such change.

         "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case which has jurisdiction over any Lender, Borrower or any of its Subsidiaries or any properties of Borrower or any of its Subsidiaries.

         "Guaranty" means a guaranty substantially in the form of Exhibit B, with appropriate insertions and deletions, executed or to be executed by a Restricted Subsidiary (other than an Excluded Restricted Subsidiary), as from time to time amended, modified, or restated.

         "Incumbent Directors" has the meaning given in Section 6.1(i).

         "Issuing Bank" means each of Bank of America, N.A. and any other Lender that in its sole discretion agrees to be and is designated by Borrower and accepted by Administrative Agent to issue one or more Letters of Credit in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity.

         "LC Application" means any application for a Letter of Credit hereafter made by Borrower to Issuing Bank.

         "LC Conditions" has the meaning given it in Section 2.12.

         "LC Obligations" means, at the particular time in question, the sum of the Matured LC Obligations plus the aggregate amounts which Issuing Bank or any Lender might be called upon to advance under all then outstanding Letters of Credit.

         "Letter of Credit" means (i) any letter of credit issued by Issuing Bank upon the application of Borrower and (ii) each letter of credit listed on
Schedule 5 hereto and outstanding on the Effective Date, which letters of credit will be deemed to be issued and outstanding under this Agreement as of the Effective Date. Each Letter of Credit shall be classified by Issuing Bank as a "Commercial" Letter of Credit or a "Standby" Letter of Credit, in accordance with the laws and regulations applicable to Issuing Bank from time to time and in accordance with Issuing Bank's customary practices at such times for reporting to regulatory authorities.

         "Lender" means each party hereto (other than Borrower) in its capacity as a lender (including a swing line lender) hereunder.

         "Lien" means, any lien, mortgage, security interest, pledge, deposit, Production Payment, encumbrance, rights of a vendor under any title retention or conditional sale agreement or lease or other arrangement substantially equivalent thereto.

         "Loan Documents" means this Credit Agreement, as the same may be amended, modified or restated from time to time hereafter, any Notes, the LC Applications, the Letters of Credit, the Swing Line Participation Certificates, the Guaranties, the Pledge Agreements, the Disclosure Schedule, the agreements with the Agents referred to in Section 2.8, any amendments, modifications or restatements to any of the foregoing, and all other agreements, certificates, notices and disclosures at any time executed or certified by a Designated Officer of and on behalf of a Designated Entity and delivered by such Designated Entity or such Designated Officer in connection herewith or therewith (exclusive of term sheets, commitment letters, correspondence and similar documents used in the negotiation hereof or thereof).

         "Margin Regulations" means, as applicable, Regulations G, U and X of the Board of Governors of the Federal Reserve System, as from time to time in effect.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower and its Subsidiaries taken as a whole to operate their respective businesses, (c) the ability of Borrower to meet its obligations under the Loan Documents on a timely basis or (d) the ability of the Designated Entities taken as a whole to meet their obligations under the Loan Documents on a timely basis; provided, however, that a material adverse effect that is limited to an Unrestricted Subsidiary shall not (i) be a Material Adverse Effect or (ii) be included in the determination of whether a Material Adverse Effect shall have occurred or shall be expected to occur.

         "Matured LC Obligations" means all amounts paid by Issuing Bank or any Lender on drafts or demands for payment drawn or made under any Letter of Credit (or under or in connection with any LC Application) which have not been repaid to Issuing Bank or such Lender (with the proceeds of a Revolving Loan Advance or otherwise).

         "Maturity Date" means the earlier of (a) March 1, 2005 and (b) the date on which the Commitment of each Lender is reduced to zero or terminated.

         "Maximum Lawful Rate" has the meaning given it in Section 8.6.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

         "Note" means any Revolving Loan Note or Swing Line Note.

         "Notice Period" has the meaning given it in Section 6.4.

         "Obligations" means all Debt from time to time owing by any of the Designated Entities to any Agent or any Lender under or pursuant to any of the Loan Documents, including, without limitation, all LC Obligations and Swing Line Obligations. "Obligation" means any part of the Obligations.

         "Percentage Share" means, with respect to any Lender (a) prior to the Maturity Date (or after the Maturity Date if no Obligations are then outstanding), the percentage set forth opposite such Lender's name on Schedule 1 to this Agreement, or in documents of assignment delivered pursuant to Section 8.8, as such percentage may be adjusted from time to time by such assignment documents, and (b) on and after the Maturity Date if any Obligations are then outstanding, the percentage equal to the unpaid principal balance of such Lender's Revolving Loan Advances and participation in Swing Line Advances and LC Obligations at the particular time in question divided by the aggregate unpaid principal balance of all Revolving Loan Advances of all Lenders and participations of all Lenders in Swing Line Advances and LC Obligations at such time.

         "Permitted Liens" means (a) Liens for taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith and by appropriate proceedings, and if the Borrower shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by the Board of Directors of Borrower to be adequate with respect thereto; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen, and operators arising in the ordinary course of business or incident to the exploration, development, operations and maintenance of oil, gas and other hydrocarbon properties and related facilities and assets, for sums not yet due or being contested in good faith and by appropriate proceedings, if Borrower shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by the Board of Directors of Borrower to be adequate with respect thereto; (c) Liens incurred in the ordinary course of the Designated Entities' respective businesses in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA); (d) Liens incurred in the ordinary course of Designated Entities' businesses to secure the performance of bids, tenders, trade contracts, leases (statutory only), statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of Designated Entities' businesses or existing on property and not in the aggregate materially interfering with the ordinary conduct of the Designated Entities' businesses; (f) legal or equitable encumbrances deemed to exist by reason of negative pledges such as in Section
5.2 of this Agreement or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);
(g) rights of a common owner of any interest in property held by any Designated Entity as such common owner; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties incurred in the ordinary course of business, (i) Liens arising pursuant to Section 9.319 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others; (j) Liens represented by capital leases permitted under this Agreement; (k) any defects, irregularities, or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate have a Material Adverse Effect;(l) Liens existing in favor of Agents and Lenders under the Loan Documents; (m) Liens on assets of a Subsidiary of Borrower in favor of Borrower or another Restricted Subsidiary; (n) Liens on any property or assets owned or leased by Borrower or any Subsidiary existing at the time such property or asset was acquired (or at the time such Person became a Subsidiary); provided that (1) in the case of the acquisition of a Subsidiary, such lien only encumbers property or assets of such Subsidiary immediately prior to or at the time of acquisition of such Subsidiary and (2) Borrower will use its best efforts to eliminate such Liens in a timely manner; (o) purchase money Liens, so long as such Liens only encumber property or assets (including any improvements thereon, accessions thereto or proceeds thereof) acquired with the proceeds of purchase money indebtedness incurred in connection with such Lien and permitted hereunder; (p) Liens on the stock or other ownership interest of or in any Unrestricted Subsidiary; (q) Liens in renewal or extension of any of the foregoing permitted Liens, so long as limited to the property or assets encumbered and the amount of indebtedness secured immediately prior to such renewal or extension; (r) Liens approved in writing by or on behalf of the Required Lenders; and (s) Liens on cash or cash equivalents pledged to secure obligations in respect of exchange, forward, future, swap, hedging or similar agreements.

         "Person" means an individual, corporation, company, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

         "Pledge Agreement" means a Pledge Agreement substantially in the form of Exhibit L hereto, or other form of pledge agreement in form and substance satisfactory to Agents and the subject Designated Entity, pledging an interest in the capital shares or stock of, partnership interests in, or other ownership interests in, a Restricted Subsidiary, as from time to time amended, modified or restated.

         "Pledge Release Date" has the meaning given such term in Section 8.17.

         "Production Payment" means a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated) or other similar interest in oil and gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such oil and gas Properties, if and to the extent accounted for as indebtedness or deferred revenue on the balance sheet of Borrower or any of its Restricted Subsidiaries under GAAP at the time of the grant or transfer thereof.

         "Properties" means, at the particular time in question, all oil and gas properties, interests and reserves and facilities and related assets (which properties, interests and reserves and facilities and related assets shall be free of any Liens other than Permitted Liens) of the Borrower and its Restricted Subsidiaries at such time.

         "Properties NPV" means, at the particular time in question, the net present value (determined in accordance with the definition of Engineering Report) of the projected future net revenues attributable to the proved oil and gas reserves included in the Properties, as set forth in the Engineering Report most recently provided by Borrower pursuant to Section 5.1(b)(3).

         "Rate Election" has the meaning given it in Section 2.3.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as from time to time in effect.

         "Request for  Revolving  Loan  Advance"  means a written or  telephonic
request,  or  a  written   confirmation,   made  by  Borrower  which  meets  the
requirements of Section 2.2.

         "Request for Swing Line Advance" has the meaning given it in Section 2.5(a).

         "Required Lenders" means Lenders whose aggregate Percentage Shares exceed 50%.

         "Reserve Percentage" means, on any day with respect to each particular Eurodollar Portion, the maximum reserve requirement, as determined by Administrative Agent (including without limitation any basic, supplemental, marginal, emergency or similar reserves), expressed as a percentage and rounded to the nearest 1/100th of 1%, which would then apply to Bank of America, N.A. under Regulation D or successor regulations issued from time to time by the Board of Governors of the Federal Reserve System with respect to "Eurocurrency liabilities" (as such term is defined in Regulation D) equal in amount to Bank of America, N.A.'s part of such Eurodollar Portion, were Bank of America, N.A. to have any such Eurocurrency liabilities. If such reserve requirement shall change after the date hereof, the Reserve Percentage shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in such reserve requirement.

         "Restricted Payment" means with respect to any Person (i) any dividend or distribution (other than dividends or distributions payable in capital stock or to Borrower or any Restricted Subsidiary) on, or purchase, redemption or other acquisition for value of, any capital stock of such Person, or (ii) any investment, contribution, loan or advance of cash to a Person (other than Borrower or a Restricted Subsidiary) other than:

         (a)      prudent short-term investments;

         (b) investments, contributions, loans or advances disclosed in the Updated Financial Statements or in the Disclosure Schedule or in disclosures made subsequent to the date hereof and consented  to in  writing  by or on  behalf  of  the  Required
                  Lenders;

         (c) investments, contributions, loans or advances made by any Designated Entity in the ordinary course of its business; or

         (d) contributions made by Borrower to any of its Subsidiaries arising out of or in respect of Letters of Credit issued hereunder and used for the general corporate purposes of such Subsidiary (i) so long as no amounts have been drawn under any such Letter of Credit or (ii) to the extent that Borrower has been reimbursed by such Subsidiary for amounts drawn under any such Letter of Credit.

         "Restricted Subsidiary" means each Subsidiary of Borrower that, at the particular time in question, (i) owns directly or indirectly any material assets or any interest in any other Restricted Subsidiary and (ii) either (a) has not been designated as an Unrestricted Subsidiary or (b) has been redesignated as a Restricted Subsidiary. The Restricted Subsidiaries on the date hereof are listed on Schedule 3 attached hereto and each other Subsidiary of Borrower as of the date hereof shall be an Unrestricted Subsidiary. A Restricted Subsidiary shall remain such (even if it no longer owns directly or indirectly any interest in any of the material assets) until designated as an Unrestricted Subsidiary pursuant to Section 5.2(i). An Unrestricted Subsidiary shall remain an Unrestricted Subsidiary unless redesignated as a Restricted Subsidiary pursuant to the provisions of Section 5.2(i).

         "Revolving Loan Advance" has the meaning given it in Section 2.1(a).

         "Revolving Loan Note" has the meaning given it in Section 2.1(c).

         "S&P" means Standard & Poor's Ratings Group and any successor thereto that is a nationally- recognized rating agency.

         "Subsidiary" means, with respect to any Person, any corporation, which is directly or indirectly (through one or more intermediaries) controlled by or with respect to which fifty percent (50%) or more of the stock or other equity interests having ordinary voting power to elect the board of directors or other governing body is owned by such Person, or any association, partnership, joint venture, or other non- corporate business entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by, or owned one hundred percent (100%) by, such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to an operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not partnerships (or subject to the Uniform Partnership Act) under applicable state law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be "Subsidiaries" of such Person.

         "Swing Line Advances" has the meaning given it in Section 2.4.

         "Swing Line Lender" means Bank of America, N.A., in its capacity as swing line lender hereunder, and its successor in such capacity.

         "Swing Line Note" has the meaning given it in Section 2.5(e).

         "Swing Line Obligations" means, at the particular time in question, the sum of all outstanding Swing Line Advances.

         "Swing Line Participation Certificate" means a Swing Line Participation Certificate substantially in the form of Exhibit F.

         "Swing Line Rate" has the meaning given it in Section 2.5(a).

         "Syndication Agent" means The Chase Manhattan Bank, as Syndication Agent hereunder, and its successor in such capacity.

         "Taxes" has the meaning given it in Section 2.20.

         "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (1) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (2) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any Designated Entity or of any Affiliate of any Designated Entity from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

         "Total  Funded Debt" means all Debt of the type  referred to in clauses
(a), (b), (c), (d), (g) (excluding Debt of the type referred to in clause (e) of the definition of "Debt") and (h) of the definition of "Debt".

         "Total Leverage Ratio" means, at any time, the ratio of (a) Borrower's Consolidated Total Funded Debt to (b) Borrower's EBITDAX for the four Fiscal Quarter period then ended.

         "Unrestricted Subsidiary" means each Subsidiary of Borrower which is not designated as a Restricted Subsidiary on Schedule 3 attached hereto or is designated by Borrower as an Unrestricted Subsidiary pursuant to Section 5.2(i).

         "Updated Financial Statements" means the audited annual Consolidated financial statements of Borrower and its Consolidated Subsidiaries dated as of December 31, 1999.

         Section  1.2  Exhibits  and  Schedules.   All  Exhibits  and  Schedules
attached to this Agreement are a part hereof for all purposes.

         Section 1.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize or require any such renewal, extension, modification, amendment or restatement.

         Section 1.4 References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         Section 1.5 Calculations and Determinations. All calculations under the Loan Documents of interest and fees made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days; provided, however, that all calculations of interest based on the "Prime Rate" shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate; and provided, further, however that, all calculations of interest shall be subject to the limitations set forth in Section 8.6 hereof. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent, all financial statements and reports furnished to Administrative Agent or any Lender hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

                                    ARTICLE 2

                         ADVANCES AND LETTERS OF CREDIT

         Section 2.1      Making and Repaying the Revolving Loan Advances.

         (a) Subject to the terms and conditions hereof, each Lender severally agrees to make advances on a revolving basis (each a "Revolving Loan Advance") to Borrower from time to time on any Business Day during the Commitment Period, equal to such Lender's Percentage Share of the aggregate amount of Revolving Loan Advances requested by Borrower to be made on such day, so long as the aggregate amount of (i) all Lenders' Revolving Loan Advances (including any Revolving Loan Advances to be made but not yet made pursuant to a Request for Revolving Loan Advance) outstanding at any time plus (ii) the LC Obligations of all Lenders at such time plus (iii) all Swing Line Obligations outstanding at such time do not exceed the Facility Amount. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow Revolving Loan Advances.

         (b) No Lender shall be permitted or required to make any Revolving Loan Advance under this Agreement unless the aggregate of (1) such Lender's Revolving Loan Advances under this Agreement (including any Revolving Loan Advances to be made but not yet made pursuant to a Request for Revolving Loan Advance) outstanding at any time plus (2) such Lender's share of LC Obligations at such time plus (3) such Lender's participation pursuant to a Swing Line Participation Certificate in any Swing Line Advance outstanding at such time is less than or equal to the least of (i) such Lender's Commitment or (ii) such Lender's Percentage Share of the Facility Amount.

         (c) The aggregate amount of all Revolving Loan Advances requested of all Lenders in any Request for Revolving Loan Advance must be an integral multiple of $1,000,00 which equals or exceeds $10,000,000 or must equal the least of the unadvanced portion of the aggregate Commitments of all Lenders or the unadvanced portion of the Facility Amount. The obligation of Borrower to repay to each Lender the aggregate amount of all Revolving Loan Advances made by such Lender to Borrower, together with interest accruing thereon, shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. Upon the request of any Lender made through Administrative Agent, such Lender's Revolving Loan Advances may be evidenced by a promissory note (a "Revolving Loan Note") made by Borrower payable to the order of such Lender in the amount of its Commitment, substantially in the form of Exhibit A-1 with appropriate insertions. Each such Lender may attach schedules to its Revolving Loan Note and endorse thereon the date and amount of, and interest rate applicable to, each Revolving Loan Advance and each payment thereon. Such loan accounts, records and Revolving Loan Note shall be presumptive evidence of the amount of Revolving Loan Advances made by such Lender and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Obligations.

         (d) Borrower promises to pay to each Lender, on the Maturity Date, the balance of all Revolving Loans made by such Lender. Borrower promises to pay to each Lender interest (a) on each Base Rate Portion, at the Base Rate plus the Base Rate Margin, payable on the third Business

               Day of each Fiscal Quarter and on the Maturity Date, and (b) on each Eurodollar Portion, at the Adjusted Eurodollar Rate, payable on the last day of each applicable Eurodollar Interest Period (and if such Eurodollar Interest Period shall exceed three months, every three months during such Eurodollar Interest Period) and on the Maturity Date. Past due principal and interest (to the extent allowed by law) shall bear interest at the lesser of the Default Rate or the Maximum Lawful Rate and shall be payable on demand.

         Section 2.2 Requests for Revolving Loan Advances. Borrower must give to Administrative Agent not later than 11:00 a.m., Dallas, Texas time, for same day funding, and not later than 1:00 p.m., Dallas, Texas time, for next Business Day funding, written notice, or telephonic notice promptly confirmed in writing, of any requested Revolving Loan Advances, after which Administrative Agent shall give each Lender prompt notice thereof. Each such written request or confirmation must be made in the form and substance of Exhibit C attached hereto, duly completed (herein called a "Request for Revolving Loan Advance"). Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such Request for Revolving Loan Advance. If all conditions precedent to a Revolving Loan Advance have been met, each Lender will on the date requested remit, not later than 1:00 p.m., Dallas, Texas time, for same day funding, and not later than 1:00 p.m., Dallas, Texas time, the following
Business Day for next Business Day funding, to Administrative Agent at Administrative Agent's office in Dallas, Texas, or to such other office as Administrative Agent may specify from time to time by notice to Lenders, the amount of such Lender's Revolving Loan Advance in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Revolving Loan Advances have been neither met nor waived as provided herein, Administrative Agent shall promptly make the Revolving Loan Advances available to Borrower. Each Request for Revolving Loan Advance shall be irrevocable and binding on Borrower. Unless Administrative Agent shall have received prompt notice from a Lender that such Lender will not make available to Administrative Agent such Lender's Revolving Loan Advance, Administrative Agent may in its discretion assume that such Lender has made such Revolving Loan Advance available to Administrative Agent in accordance with this section and Administrative Agent may if it chooses, in reliance upon such assumption, make such Revolving Loan Advance available to Borrower. If and to the extent such Lender shall not so make its Revolving Loan Advance available to Administrative Agent, such Lender and Borrower severally agree to pay or repay to
Administrative Agent on demand the amount of such Revolving Loan Advance together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Administrative Agent, (i) if paid or repaid by Borrower at the interest rate applicable at the time to the other Revolving Loan Advances made on such date of such Revolving Loan Advance and (ii) if paid or repaid by such Lender, at the Federal Funds Rate. The failure of any Lender to make any Revolving Loan Advance to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its Revolving Loan Advance, but no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan Advance to be made by such other Lender.

         Section 2.3 Rate Elections. Borrower may from time to time designate all or any portions of the Revolving Loan Advances (including any yet to be made Revolving Loan Advances which are to be made prior to or at the beginning of the designated Eurodollar Interest Period but excluding any portions of the Revolving Loan Advances which are required to be repaid prior to the end of the designated Eurodollar Interest Period and excluding any Swing Line Advance) as a Eurodollar Portion with each Lender participating in such Eurodollar Portion in accordance with its Percentage Share. Without the consent of Required Lenders, Borrower may not make such election, and Administrative Agent and Lenders shall not be required to give effect to such election, during the continuance of a Default and Borrower may make such an election with respect to already existing Eurodollar Portions only if such election will take effect at or after the termination of the Eurodollar Interest Period applicable thereto. Each election by Borrower of a Eurodollar Portion shall:

         (a)      Be made in  writing in the  form and  substance  of  Exhibit D
                  attached   hereto,  duly  completed,  herein  called  a  "Rate
                  Election";

         (b) Specify the aggregate amount of the Revolving Loan Advances which Borrower desires to designate as such Eurodollar Portion, the first day of the Eurodollar Interest Period which is to apply thereto, and the length of such Eurodollar Interest Period; and

         (c) Be received by Administrative Agent not later than 10:00 a.m., Dallas, Texas time, on the third Business Day preceding the first day of the specified Eurodollar Interest Period.

         Promptly after receiving any such Rate Election which meets the requirements of this section, Administrative Agent shall notify each Lender thereof. Each Rate Election shall be irrevocable. Borrower may not make any Rate Election which does not specify an Eurodollar Interest Period complying with the definition of "Eurodollar Interest Period" in Section 1.1, and the aggregate amount of the Eurodollar Portion elected in any Rate Election must be $10,000,000 or a higher integral multiple of $1,000,000. Upon the termination of each Eurodollar Interest Period, the Eurodollar Portion subject thereto shall, unless the subject of a new Rate Election then taking effect, automatically become a Base Rate Portion and become subject to all provisions of the Loan Documents governing such Base Rate Portion. Borrower shall have no more than fifteen (15) Eurodollar Portions in effect at any time.

         If requested to do so by Borrower through Administrative Agent at least two (2) Business Days before the delivery date of any proposed Rate Election, each Lender will advise Administrative Agent before 10:00 a.m., Dallas, Texas time, on the Business Day following receipt of such request as to whether, if Borrower selects a specified duration of nine (9) or twelve (12) months for the Eurodollar Interest Period applicable to such proposed Rate Election, such Lender expects that deposits in dollars with a corresponding term will be available to it in the relevant market on the first day of such Eurodollar Interest Period in the amount required to fund the Eurodollar Portion to which such Eurodollar Interest Period would apply. Unless each Lender responds by such time to the effect that it expects such deposits will be available to it, Borrower shall not be entitled to select such proposed duration for such Eurodollar Interest Period.

         Each Lender may, if it so elects, fulfill its obligation to fund any Eurodollar Portion by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to fund or continue such Eurodollar Portion; provided, however, that such Eurodollar Portion shall be deemed to have been made and held by such Lender, and the obligations of Borrower to repay such Eurodollar Portion shall nevertheless be to such Lender for the account of such branch or Affiliate (or international banking facility). In addition, Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 2.17, 2.18, 2.19 and 2.20, it shall be conclusively assumed that such Lender elected to fund all Eurodollar Portions by purchasing Dollar deposits in the interbank eurodollar market of its designated office.

         Section 2.4 Swing Line Advances.  In addition to borrowings pursuant to
Section 2.1(a), Borrower may request Swing Line Lender to make advances to Borrower on any Business Day (unless Borrower and Swing Line Lender agree otherwise) during the Commitment Period as provided in Sections 2.5 and 2.6 (herein called "Swing Line Advances"); provided, however, that (a) each Swing Line Advance shall be in an amount not less than $1,000,000, (b) at no time shall the outstanding aggregate principal amount of all Swing Line Advances exceed $50,000,000, and (c) at no time shall the sum of (1) the outstanding aggregate principal amount of all Swing Line Advances, (2) the outstanding aggregate principal amount of the Revolving Loans, and (3) the outstanding aggregate principal amount of LC Obligations exceed the Facility Amount.

         Section 2.5      Procedure for Swing Line Advances.

         (a) No later than 11:00 a.m., Dallas, Texas time, on a Business Day on which Borrower desires a Swing Line Advance, Borrower shall transmit to Swing Line Lender and to Administrative Agent by telecopy a notice in substantially the form of Exhibit E attached hereto (herein called a "Request for Swing Line Advance"). Swing Line Lender will specify the rate of interest per annum which will be the fixed rate of interest to be charged for such Swing Line Advance until maturity (herein called the "Swing Line Rate").

         (b) Swing Line Lender shall wire the Swing Line Advance to Administrative Agent in immediately available funds by no later than 1:00 p.m., Dallas, Texas time on the date of request for such Swing Line Advance, and Administrative Agent shall deposit such funds to an account designated by Borrower by no later than 1:15 p.m. on the same day.

         (c) Borrower promises to pay each Swing Line Advance at or before 1:00 p.m., Dallas, Texas time, on the first Business Day after it is made or at such other maturity (such date of maturity being no more than fourteen (14) days after the date of the Swing Line Advance and no later than the Maturity Date) as is agreed to by Borrower, Administrative Agent and Swing Line Lender. The repayment shall be paid on such date by Borrower (which payment may be in the form of a Swing Line Advance advanced to Borrower on that day) to Administrative Agent in immediately available funds with instructions to Administrative Agent to forward such proceeds to Swing Line Lender. Borrower promises to pay interest on each Swing Line Advance at the Swing Line Rate. Such interest shall be paid by Borrower (which payment may be in the form of a Swing Line Advance advanced to Borrower on that day) to Administrative Agent in immediately available funds on the first Business Day of each calendar month with instructions to Administrative Agent to forward such proceeds to Swing Line Lender.

         (d) Interest on the Swing Line Advances shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day, but excluding the last day) occurring in the period for which payable and shall not exceed Maximum Lawful Rate. Past due principal and interest (to the extent allowed by law) shall bear interest at the lesser of the Default Rate or the Maximum Lawful Rate and shall be payable on demand.

         (e) The Swing Line Advances made by Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by Swing Line Lender in the ordinary course of business. Upon the request of Swing Line Lender made through Administrative Agent, Swing Line Advances may be evidenced by a promissory note (the "Swing Line Note") made by Borrower payable to the order of Swing Line Lender in the amount of $50,000,000 and in substantially the form of Exhibit A-2 attached hereto, with appropriate insertions. The date, amount, Swing Line Rate and maturity of each Swing Line Advance made by Swing Line Lender to Borrower, and each payment made on account thereof, may be recorded by Swing Line Lender on its books and/or on the Swing Line Note (or a schedule thereto). Such books and Swing Line Note shall be presumptive evidence of the amount of the Swing Line Advances, the Swing Line Rate applicable thereto and payments thereon. Any failure of Swing Line Lender so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Obligations.

         (f) The Swing Line Advances will be used by Borrower to provide working capital for the operations of Borrower and its Subsidiaries and for general business purposes. No Swing Line Advances shall be used for the purpose of purchasing or carrying any Margin Stock in violation of the Margin Regulations.

         (g) The obligation of Swing Line Lender to make each Swing Line Advance is further subject to the conditions contained in Article 3.

         Section 2.6      Special Provisions for Swing Line Advances.

         (a)      Lenders to Make Revolving Loan Advances.

                  (i) Swing Line Lender, at any time in its discretion, upon written request to Lenders through Administrative Agent (with a copy to Borrower), may require each Lender (including the Swing Line Lender) to make a Revolving Loan Advance, subject to the provisions of Section 2.1 hereof (other than the satisfaction of the conditions precedent set forth in Article III), in an amount equal to such Lender's Percentage Share of the outstanding Swing Line Advances. Swing Line Lender shall deliver such request to Administrative Agent prior to 11:00 a.m., Dallas, Texas time, on the Business Day next preceding the date (which shall be a Business Day) on which such Revolving Loan Advances are to be made. Promptly upon receipt of any such request, Administrative Agent shall give notice thereof to Lenders. Each Lender shall make available its Percentage Share of such Revolving Loan Advances to Administrative Agent by 11:00 a.m., Dallas, Texas time, on the requested date for such Revolving Loan Advances. Administrative Agent shall apply the proceeds of such Revolving Loan Advances to prepay the Swing Line Advances of Swing Line Lender; provided, however, that Administrative Agent shall be obligated to make the proceeds of such Revolving Loan Advances available only to the extent received by it from Lenders. All Revolving Loan Advances made pursuant to this subsection shall initially be Base Rate Portions.

                  (ii) In the event Administrative Agent advances proceeds of any Revolving Loan Advance to Swing Line Lender and one or more of the Lenders (other than Swing Line Lender) fail to fund all or any portion of such Revolving Loan Advance as provided herein, then (I) such Lender shall pay directly to Administrative Agent the amount thereof together with interest thereon at the Federal Funds Rate, and (II) if not paid by such Lender, the Swing Line Lender will repay directly to Administrative Agent such amount as will equal the amount such other Lender(s) failed to fund, together with interest at the Federal Funds Rate.

         (b)      Participations in Swing Line Advances.

                  (i) If, at any time prior to the making of Revolving Loan Advances pursuant to subsection 2.6(a) hereof, any Event of Default described in Sections 6.1(h) hereof shall have occurred, each Lender, on the date such Revolving Loan Advances were to have been made or, if no request for Revolving Loan Advances had been made pursuant to
         Section 2.6(a)(i) hereof, promptly upon request by Swing Line Lender delivered to Administrative Agent, shall purchase an undivided participation interest in all outstanding Swing Line Advances in an amount equal to its Percentage Share times the outstanding amount of such Swing Line Advances. Each Lender (other than Swing Line Lender) will transfer immediately to Administrative Agent for credit to Swing Line Lender, in immediately available funds, the amount of its participation. Upon receipt thereof, Swing Line Lender will deliver to such other Lender a Swing Line Advance Participation Certificate, dated the date of receipt of such funds and in the amount of such Lender's participation.

                  (ii) Whenever, at any time after Swing Line Lender has received from any other Lender such other Lender's participating interest in a Swing Line Advance, Swing Line Lender receives any payment on account thereof, Administrative Agent will distribute to such other Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that any payment received by Swing Line Lender is required to be returned, such other Lender will return to Swing Line Lender any portion thereof previously distributed to it.

         (c) Acknowledged Privity. Borrower expressly agrees that, in respect of each Lender's funded participation interest in any Swing Line Advance, such Lender shall be deemed to be in privity of contract with Borrower and have the same rights and remedies against Borrower under the Loan Documents as if such funded participation interest in such Swing Line Advance were a Revolving Loan Advance.

         (d) Unconditional Obligation. Each Lender's obligation to make Revolving Loan Advances or to purchase participation interests in Swing Line Advances as provided in this section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the existence of any Default or Event of Default at any time,
(C) the occurrence of any event or existence of any condition that might have a Material Adverse Effect, or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

         Section 2.7 Commitment Fee. In consideration of each Lender's commitment to make Revolving Loan Advances, Borrower will pay to Administrative Agent for the account of each Lender based on its Percentage Share a commitment fee equal to the Commitment Fee Rate times the daily average unused amount of the Facility Amount, payable in arrears quarterly until the Maturity Date, with the first payment thereof to be July 1, 2000, subsequent payments on the first day following each successive calendar quarter ending on each March, June, September and December, and the final payment thereof on the Maturity Date. For purposes of this section, outstanding Swing Line Advances shall not be deemed to be usage of the Facility Amount.

         Section 2.8 Agents' and Administrative Agent's Fees. In addition to all other amounts due to Agents under the Loan Documents, Borrower will pay the non-refundable fees set forth in those certain separate Fee Letters dated March 22, 2000, between Borrower and each Agent.

         Section 2.9      Termination and Reduction of Commitments.

         (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

         (b) Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Advances in accordance with Section 2.10, the sum of (i) all Lenders' Revolving Loan Advances (including any Revolving Loan Advances to be made but not yet made pursuant to a Request for Revolving Loan Advance) outstanding at such time plus (ii) the LC Obligations of all Lenders outstanding at such time plus (iii) all Swing Line Advances outstanding at such time would exceed the total Commitments.

         (c) Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

         Section 2.10 Optional Prepayments. Borrower may, upon notice to each Lender identical to that required for related borrowings under this Agreement, from time to time and without premium or penalty, prepay Advances (ratably if such prepayment is of Revolving Loan Advances), in whole or in part, so long as the aggregate amounts of all partial prepayments of principal concurrently paid equals $5,000,000 or any higher integral multiple of $1,000,000 or the aggregate outstanding balance of the Advances, and so long as Borrower does not prepay any Revolving Loan Advance or Swing Line Advance except in accordance herewith. Any amounts prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

         Section  2.11  Payments to Lenders.  Except as  expressly  set forth in
Section 2.5(c) with respect to repayment of Swing Line Advances, Borrower will make each payment which it owes under the Loan Documents to Administrative Agent at its principal banking office in Dallas, Texas, or to such other office as Administrative Agent may specify from time to time by notice to Borrower for the account of each Lender to whom such payment is owed, without the application of any setoff, deduction or counterclaim. Each such payment must be received by Administrative Agent not later than 1:00 p.m., Dallas, Texas time, on the date such payment becomes due and payable, in lawful money of the United States of America and in immediately available funds. Any payment received by Administrative Agent after such time will be deemed to have been made on the next Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (except, with respect to any Eurodollar Portion, as may be otherwise required by the definition of Eurodollar Interest Period), and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due.

         All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section
2.10. Unless otherwise expressly provided, all payments by any Designated Entity pursuant to this Agreement or any other Loan Document shall be made by such

Designated Entity to Administrative Agent for the account of Agents and Lenders pro rata among Obligations of the same type and, if applicable, having the same Eurodollar Interest Period or, in the case of Swing Line Advances, the same maturity date.

         Section 2.12 Letters of Credit. Subject to the terms and conditions hereof, Borrower may request Issuing Bank to issue one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

         (a) the sum of (1) the aggregate principal amount of Revolving Loan Advances outstanding at such time, (2) the aggregate principal amount of LC Obligations outstanding at such time and (3) the aggregate principal amount of Swing Line Advances outstanding at such time does not exceed the least of (i) the aggregate of all Lenders' Commitments at such time or (ii) the Facility Amount;

         (b) the aggregate amount of LC Obligations outstanding at such time does not exceed $75,000,000;

         (c) the expiration date of such Letter of Credit is prior to the Maturity Date, unless otherwise agreed to by all Lenders and Issuing Bank;

         (d) such Letter of Credit is to be used for general corporate purposes of Borrower or any of its Subsidiaries, subject to paragraph (e) of this section;

         (e) the terms of such Letter of Credit are acceptable to Issuing Bank in the reasonable exercise of its discretion; and

         (f) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

Issuing Bank will honor any such request if the foregoing conditions (a) through
(f) (herein called the "LC Conditions") have been met as of the date of issuance of such Letter of Credit.

         Section 2.13 Requesting Letters of Credit. Borrower must make written application pursuant to an LC Application for any Letter of Credit at least three (3) Business Days before the date on which Issuing Bank is requested to issue such Letter of Credit. By making any such written application Borrower shall be deemed to have represented and warranted that the LC Conditions will be met as of the date of issuance of such Letter of Credit. Each such LC Application must be made in such form as may mutually be agreed upon by Issuing Bank and Borrower. No more than two (2) Business Days after the LC Conditions have been met, Issuing Bank will issue such Letter of Credit at Issuing Bank's office in Dallas, Texas or at such other office of which Issuing Bank shall give Borrower written notice. In the event of a conflict between any provision contained in this Agreement and any provision contained in any LC Application, the provision contained in this Agreement shall control.

         Section 2.14     Reimbursement of Letters of Credit.

         (a) Reimbursement by Borrower. Each payment of a draft or demand for payment honored by Issuing Bank under a Letter of Credit shall constitute a loan to and obligation of Borrower. Promptly upon receipt of written notice of Issuing Bank's honoring of a Letter of Credit, Borrower promises to pay to Issuing Bank, or to Issuing Bank's order at Issuing Bank's office in Dallas, Texas or at such other office of which Issuing Bank shall give Borrower written notice, on demand, in legal tender of the United States of America, any and all amounts paid by Issuing Bank under such Letter of Credit, together with interest on any such amounts from the date payment is made by Issuing Bank under such Letter of Credit until but not including the date of the repayment of such amounts to Issuing Bank, at the Base Rate plus the Base Rate Margin; provided that if any such payment or reimbursement shall be reimbursed to Issuing Bank on the date Issuing Bank makes such payment or disbursement, interest shall be payable on the reimbursable amount at such rate for one (1) day. In the event that Borrower fails to pay when due any Matured LC Obligation owed by it to Issuing Bank, Administrative Agent may, at its option, and without any notice or further authorization from Borrower, make, pro rata on behalf of the Lenders, a Revolving Loan Advance under this Agreement to Borrower in the amount of such unpaid Matured LC Obligation (whether or not such amount is less than the minimum Revolving Loan Advance or would result in the outstanding Obligations being greater than or equal to the Facility Amount), and apply the proceeds of such Revolving Loan Advance to the payment of such Matured LC Obligation. Borrower hereby expressly requests and irrevocably authorizes Administrative Agent to do all of the foregoing. Revolving Loan Advances used to refinance Matured LC Obligations shall initially bear interest at the Base Rate plus the Base Rate Margin. Borrower hereby promises to pay, when and as due, all present and future levies, costs and charges whatsoever imposed, assessed, levied or collected on, under or in respect of this Agreement with respect to any Letter of Credit and any payments of principal, interest or other amounts made on or in respect of any thereof (excluding, however, any such levies, costs and charges imposed on or measured by the net income or receipts of Issuing Bank).
                  Borrower promises to indemnify Issuing Bank against, and to reimburse Issuing Bank on demand for, any of the foregoing levies, costs or charges paid by Issuing Bank and any loss, liability, claim or expense, including interest, penalties and legal fees, that Issuing Bank may incur because of or in connection with the failure of Borrower to make any such payment of levies, costs or charges when and as due or any payment of Matured LC Obligations when and as due.

                  Borrower's obligation to reimburse Issuing Bank under this paragraph (a) of this section for payments and disbursements made by Issuing Bank under any Letter of Credit issued pursuant to this section shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against Issuing Bank, the beneficiary of such Letter of Credit, any Agent or any Lender, including, without limitation, any defense based on the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit; provided, however, that Borrower shall not be obligated to reimburse Issuing Bank for any wrongful payment or disbursement made by Issuing Bank under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Issuing Bank or any of its officers, employees or agents.

         (b) Reimbursement by Lenders. Issuing Bank irrevocably agrees to grant and hereby grants to each Lender, and each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from Issuing Bank, on the terms and conditions hereinafter stated, for such Lender's own account and risk an undivided participation interest equal to such Lender's Percentage Share of Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by Issuing Bank thereunder. In the event that Borrower should fail to pay Issuing Bank on demand the amount of any draft or other request for payment drawn under a Letter of Credit as provided in paragraph (a) of this section, each Lender shall, before 2:00 p.m., Dallas, Texas time, on the Business Day Issuing Bank shall have given notice to Lenders of Borrower's failure to so pay Issuing Bank, if such notice is given by 10:00 a.m., Dallas, Texas time (or on the Business Day immediately succeeding the day such notice is given after 10:00 a.m., Dallas, Texas time), pay to Issuing Bank at
                  Issuing Bank's offices in Dallas, Texas, or at such other office of which Issuing Bank shall have given Lenders written notice, in legal tender of the United States of America, in same day funds, such Lender's Percentage Share of the amount of such draft or other request for payment plus interest on such amount from the date Issuing Bank shall have paid such draft or request for payment to the date of such payment by such Lender at the Federal Funds Rate. Each Lender's obligation to reimburse Issuing Bank pursuant to the terms of this section is irrevocable and unconditional; provided, however, that Lenders shall not be obligated to reimburse Issuing Bank for any wrongful payment or disbursement made by Issuing Bank under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Issuing Bank or any of its officers, employees, or agents. Whenever, at any time after Issuing Bank has made payment under any Letter of Credit and has received from any Lender its Percentage Share of such payment in accordance with this subsection, Issuing Bank receives any payment related to such Letter of Credit (whether directly from Borrower or otherwise, including proceeds of collateral applied thereto by Issuing Bank), or any payment of interest on account thereof, Issuing Bank will distribute to such Lender its Percentage Share thereof; provided, however, that in the event that any such payment received by Issuing Bank shall be required to be returned by Issuing Bank, such Lender shall return to Issuing Bank the portion thereof previously distributed by Issuing Bank to it. Each Lender shall indemnify and hold Issuing Bank harmless from and against any and all losses, liabilities (including, without limitation, liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) resulting from any failure on the part of such Lender to provide, or from any delay in providing, in accordance with this paragraph to Issuing Bank such Lender's Percentage Share of the amount of any payment or disbursement made by Issuing Bank to settle its obligations under any draft drawn under any Letter of Credit.

         (c) Cash Collateral Upon Event of Default. Upon the occurrence of any Default or Event of Default and the acceleration of the maturity of the Obligations, an amount equal to the amount of the aggregate contingent liability of Issuing Bank and Lenders in connection with each Letter of Credit then in effect shall be deemed (as between Lenders and Borrower) to have been paid or disbursed by Issuing Bank and Lenders under such Letter of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and Borrower shall be immediately obligated to pay to Administrative Agent for the pro rata benefit of Lenders in accordance with their respective Percentage Shares, the amount so deemed to have been so paid or disbursed, which payment shall be made by depositing Cash Collateral with Administrative Agent in accordance with the provisions of paragraph (d) of this section.

         (d) Procedures for Depositing and Returning of Cash Collateral. Any cash collateral amounts received by Administrative Agent pursuant to the provisions of paragraph (c) of this section

                  (the "Cash Collateral") shall be deposited in a separate interest bearing cash collateral account maintained at the offices of Administrative Agent or another Lender designated by Administrative Agent under the sole dominion and control of Administrative Agent and shall be retained by Administrative Agent for the pro rata benefit of Lenders as collateral security for, and Borrower hereby grants to Administrative Agent for the benefit of the Lenders a security interest in such Cash Collateral including all interest accruing thereon and the proceeds thereof to secure, first the payment of the Obligations of Borrower under or in connection with the Letters of Credit, and then the other Obligations of Borrower under and in connection with this Agreement and the other Loan Documents, pro rata to each Lender in accordance with its Advances and Percentage Share of all LC Obligations. All Cash Collateral delivered to Administrative Agent may be applied by Administrative Agent from time to time against any of
                  Borrower's reimbursement Obligations with respect to any Letter of Credit as to which a draw is made. If and to the extent that the Default or Event of Default giving rise to the requirement for Cash Collateral has been cured to the reasonable satisfaction of Required Lenders and any acceleration of the Obligations has been rescinded and annulled pursuant to Section 6.3 or (a) all Obligations of Borrower have been fully paid and satisfied, (b) no Letters of Credit remain outstanding and (c) Lenders' Commitments have terminated, Administrative Agent shall promptly return to Borrower, upon Borrower's request therefor, all amounts previously paid to Administrative Agent pursuant to paragraph
                  (c) of this section and not theretofore returned by Administrative Agent to Borrower or applied by Administrative Agent to reduce amounts payable by Borrower to Lenders under or with respect to the Letters of Credit or other amounts due to Lenders or Agents hereunder or under the other Loan Documents.

         Section 2.15 Letter of Credit Fees. In consideration of Issuing Bank's issuance of each Letter of Credit and each other Lender's agreement to purchase a risk participation therein, Borrower agrees to pay to Administrative Agent:

         (a) a letter of credit fronting fee for the account of the Issuing Bank with respect to each Letter of Credit (other than the Letters of Credit listed on Schedule 5) upon issuance of such Letter of Credit in an amount equal to the greater of (x) $500 or (y) one-eighth of one percent (1/8 of 1%) per annum calculated on the face amount thereof; and

         (b) a letter of credit fee for the account of Lenders, to be distributed to Lenders ratably in accordance with their Percentage Shares, calculated on the face amount of each Letter of Credit in the amount of the applicable Eurodollar Margin, payable quarterly in arrears and at the expiration or termination of each Letter of Credit. For purposes of this
                  Section 2.15(b), each Letter of Credit listed on Schedule 5 shall be deemed to have been issued on the Effective Date.

         Section 2.16 Capital Reimbursement. If either (a) the introduction or implementation of, or the compliance with, or any change in, or in the interpretation of, any law, rule or regulation, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required to be maintained by any Lender or any corporation controlling any Lender, then, upon demand by such Lender, Borrower will immediately pay to Administrative Agent for the benefit of such Lender, from time to time as specified by such Lender, such additional amount which such Lender shall determine to be appropriate to compensate such Lender or any corporation controlling such Lender in light of such circumstances, to the extent that such Lender reasonably determines that, because of the existence of such circumstances, the amount of any such capital would be increased or the rate of return on any such capital would be reduced, in whole or in part, by or as a consequence of the existence of such Lender's Commitment, its Advances, its Percentage Share of LC Obligations, its participation in any Swing Line Advances and its other commitments under this Agreement to Borrower, subject to the provisions of Section 2.21.

         Section 2.17 Increased Cost of Eurodollar Portions. If any applicable domestic or foreign law, treaty, rule, directive or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law):

         (a) shall change the basis of taxation of payments to any Lender of any principal, interest, or other amounts attributable to any Eurodollar Portion of its Advances, its Percentage Share of LC Obligations, its participation in any Swing Line Advances or otherwise due under this Agreement in respect of any Eurodollar Portion of its Advances, its Percentage Share of LC Obligations or its participation in any Swing Line Advances (other than taxes imposed on the overall net income of such Lender or any lending office of such Lender by any jurisdiction in which such Lender or any such lending office is located);

         (b) shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any Eurodollar Portion of any Lender (excluding those for which such Lender is fully compensated pursuant to adjustments made in the definition of Adjusted Eurodollar Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender; or

         (c)      shall impose on any Lender,  the certificate of deposit market
                  or  the  interbank  eurocurrency  deposit   market  any  other
                  condition affecting any Eurodollar Portion;

and the result of any of the foregoing (a) through (c) is to (1) increase the cost to any Lender of funding or maintaining any Eurodollar Portion, its Percentage Share of any L/C Obligations or its participation in any Swing Line Advances, as the case may be, or (2) to reduce the amount of any sum receivable by any Lender in respect of any Eurodollar Portion, L/C Obligation or Swing Line Advance, as the case may be, by an amount reasonably deemed by such Lender to be material; then (i) such Lender shall promptly notify Administrative Agent and Borrower in writing of the happening of such event, (ii) Borrower shall thereafter upon demand pay to Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such additional cost or reduction, subject to the provisions of Sections 2.21 and 2.19, and (iii) Borrower may elect, by giving to Administrative Agent and such Lender not less than three (3) Business Days' notice, to convert all (but not less than all) of any such Eurodollar Portion into a Base Rate Portion.

         Section 2.18 Availability. If (a) any change in applicable laws, treaties, rules or regulations or in the interpretation or administration thereof in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for any Lender to fund or maintain Eurodollar Portions, or shall materially restrict the authority of any Lender to purchase or take offshore deposits of dollars ("Eurodollars"), or to issue Letters of Credit or fund its Percentage Share of LC Obligations, or (b) any Lender determines that matching deposits appropriate to fund or maintain any Eurodollar Portion are not available to it, or (c) any Lender determines that the formula for calculating the Eurodollar Rate does not fairly reflect the cost to such

Lender of making or maintaining loans based on such rate, then, upon notice by such Lender to Administrative Agent and to Borrower, Borrower's right to elect Eurodollar Portions or to apply for Letters of Credit shall be suspended to the extent and for the duration of such illegality, impracticability, restriction or condition, and all Eurodollar Portions (or portions thereof) which are then outstanding or are then the subject of any Rate Election and which cannot lawfully or practicably be maintained or funded shall immediately become or remain part of the Base Rate Portions of such Lender's Advances. Subject to the provisions of Sections 2.21 and 2.19, Borrower agrees to indemnify Administrative Agent and each Lender and hold Administrative Agent and each Lender harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in law, treaty, rule, regulation, interpretation or administration.

         Section 2.19 Funding Losses. In addition to its other obligations hereunder, subject to the provisions of Section 2.21, Borrower shall indemnify each Lender against, and reimburse each Lender on demand for, any loss or expense incurred or sustained by such Lender, determined as provided in this section, as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Portion on a day other than the day on which the applicable Eurodollar Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of an Advance made after the delivery, but before the effective date, of a Rate Election, if such payment or prepayment prevents such Rate Election from becoming fully effective, (c) the failure of any Revolving Loan Advance or Swing Line Advance to be made to Borrower or of any Rate Election of Borrower to become effective due to any condition precedent to such Revolving Loan Advance or Swing Line Advance not being satisfied, due to the inability of Administrative Agent (acting reasonably and in accordance with Section 2.18) to determine a Eurodollar Rate for a Eurodollar Portion or due to any other action or inaction of any Designated Entity, (d) any conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Portion into a Base Rate Portion or into a different Eurodollar Portion on a day other than the day on which the applicable Eurodollar Interest Period ends, or (e) any payment or prepayment of all or a portion of a Swing Line Advance on a day other than the maturity date for such Swing Line Advance.

         Upon the occurrence of an event as described in subsections (a) through
(e) of the immediately preceding paragraph, the method to be used by each Lender to calculate the loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain Eurodollar Portions of Revolving Loan Advances or Swing Line Advances, as the case may be, is as follows:

         Funding Loss     =    P x (F-R) x D/360

        P  =   principal amount of payment, prepayment, conversion, nonborrowing or non-effective Rate Election

        F  =   Eurodollar Rate or Swing Line Rate,  as the case may be (adjusted for Reserve Percentage), utilized in the calculations of the Eurodollar Rate or Swing Line Rate, as the case may be, on the Revolving Loan Advance or Swing Line Advance which is being paid, prepaid, converted, not borrowed or not subject to effective Rate
               Election

        R  =   reinvestment rate (as hereinafter defined)

        D  =   number  of  days  from  the  date  of  the  payment,  prepayment, conversion, non-borrowing or non-effectiveness until the day on which the Eurodollar Interest Period of the Eurodollar Portion ends or the Swing Line Advance matures

Reinvestment rate as it is used herein will be equal to the Eurodollar Rate, adjusted for the Reserve Percentage, quoted to such Lender, or the Swing Line Rate that would be quoted by such Lender, as the case may be, effective for the date on which the payment, prepayment, conversion, non-borrowing or non-effectiveness occurs. For purposes of determining the reinvestment rate for purposes of this section, the Eurodollar Rate will be the quote for either one
(1) month, two (2) months, three (3) months, six (6) months, nine (9) months or twelve (12) months, and the Swing Line Rate will be the quote for a number of days between one (1) and fourteen (14), whichever most closely approximates (but which may contain more or fewer days than) the number of days from the date of the payment, prepayment, conversion, non-borrowing or non-effectiveness until the last day of the relevant Eurodollar Interest Period or the scheduled maturity, as the case may be, of the Eurodollar Portion, or Swing Line Advance, as the case may be, in respect of which the payment, prepayment, conversion, non-borrowing or non-effectiveness occurs; provided that if such number of days in respect of a Eurodollar Rate is the midpoint between two such periods, such rate will be the lower of the two rates for such periods.

         Section 2.20 Taxes. All payments by Borrower of principal of, and interest on, the Advances, the LC Obligations and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's or Agent's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then, subject to the provisions of
Section 2.21, Borrower will:

         (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

         (b) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such authority; and

         (c) pay to Administrative Agent for the account of the applicable Lender or Agent such additional amount(s) as is necessary to ensure that the net amount actually received by such Lender or Agent will equal the full amount such Lender or Agent would have received had no such withholding or deduction been required and Borrower hereby acknowledges that it is not entitled to and will not seek recovery or restitution of any amount due to any Lender or Agent and paid by Borrower pursuant to this clause (c) or pursuant to the next sentence.

If any Taxes are directly asserted against any Lender or Agent with respect to any payment received by such Agent or such Lender hereunder, such Lender or Agent may pay such Taxes and, if paid in good faith, Borrower will promptly pay such additional amounts to Administrative Agent for the account of such Lender or Agent (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any taxes on such additional amount) shall equal the amount such person would have received had no such Taxes been asserted, subject to the provisions of Section 2.21.

         Borrower shall pay all stamp, transaction, registration and similar taxes (including financial institutions' duties, debit taxes or other taxes payable by return and taxes passed on to any Lender or Agent by a bank or financial institution (collectively "Stamp Taxes") and, if Borrower fails to pay any such charges or taxes after reasonable notice from any such Lender or Agent, fines and penalties) which may be payable or determined to be payable in relation to the execution, delivery, performance or enforcement of this Agreement or any Loan Document or any other transaction contemplated by any Loan Document to which Borrower is a party. Borrower hereby indemnifies each Lender and Agent against any liability resulting from delay or omission to pay such charges or taxes except to the extent the liability results from failure by the relevant Lender or Agent to pay any such tax after having been delivered funds to do so by Borrower or to the extent such liability is for fines and penalties resulting from such Lender's or Agent's failure to provide reasonable notice to Borrower as provided herein.

         If Borrower fails to pay any Taxes or Stamp Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of the respective Lender or Agent, the required receipts or other required documentary evidence, Borrower shall indemnify Lenders and Agents for any Taxes, interest or penalties that may become payable by any Lender or Agent as a result of any such failure, subject to the provisions of Section 2.21. For purposes of this section, a distribution hereunder by any Lender or Agent to or for the account of any Lender or Agent shall be deemed a payment by the subject Borrower.

         Borrower waives any statutory right to recover from any Lender or Agent any amount due to any such Lender or Agent and paid by Borrower under this section.

         On or prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is organized under the laws of a jurisdiction other than the United States shall execute and deliver to Administrative Agent, three (3) or more (as Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8BEN or W-8ECI or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of United States federal income taxes. Each Lender which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to Administrative Agent three (3) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Administrative Agent, in each case certifying that such Lender is entitled to receive payments from Borrower under the Loan Documents without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms of the type previously delivered inapplicable or which would prevent such Lender from duly completing and delivering such form with respect to it and such Lender advises Administrative Agent that it is not capable of receiving such payments on the basis reflected in such previously delivered form without any deduction or withholding of United States federal income tax. Administrative Agent shall provide one (1) copy of each of such forms or documents so provided to Borrower and Documentation Agent.

         Section 2.21 Make-Whole Qualifications. Each Lender's claims for reimbursements, payments, indemnities or otherwise under Sections 2.16, 2.17, 2.18, 2.19 and 2.20 and Borrower's obligation with respect thereto, shall be limited and qualified by and subject to the following:

         (a) Borrower's obligation to pay, satisfy or recognize such claim shall be limited to costs or losses incurred within one (1) year immediately prior to any demand or request therefor upon Borrower;

         (b) each Lender's demand for reimbursement, payment or indemnity from Borrower must be limited to that which is being generally applied at the time by such Lender for comparable borrowers and credits subject to credit agreements similar to this Agreement, but without regard to provisions similar to this section;

         (c) each Lender which asserts its rights with respect thereto or which is seeking or imposing such reimbursement, payment or indemnity shall provide evidence regarding the basis of such claim and the calculation and application thereof in reasonable detail and, in determining such amount, each Lender may use reasonable methods of attribution and averaging;

         (d) each Lender which is seeking payment or reimbursement pursuant to Section 2.20 shall, if so requested by Borrower, use reasonable efforts (subject to the overall policy considerations of such Lender) to designate a different lending office hereunder if to do so will avoid the need for, or reduce the amount of, any such payment or reimbursement; provided that such Lender would, in its sole but reasonable determination, suffer no material economic, legal or regulatory disadvantage or burden;

         (e) Borrower may, in its sole discretion, elect, unless and until the applicable Lender notifies Borrower that the circumstances giving rise thereto no longer apply to such Lender, that, to the extent that a Lender's claims for such reimbursements, payments or indemnities would be reduced thereby, that subject to Section 2.19, (1) all Advances to Borrower which would otherwise be made by such Lender as Eurodollar Portions shall be made instead as Base Rate Portions (all of which interest and principal shall be payable as provided herein with respect to the related Eurodollar Portions of the other Lenders), and
                  (2) after each Eurodollar Portion has been repaid, all payments of principal, which would otherwise would be applied to repay such Eurodollar Portions, shall be applied to repay Base Rate Portions instead; and

         (f)      Borrower may designate a replacement Lender (which may be one
                  (1) or more of the then existing Lenders hereunder and which shall be reasonably satisfactory to Administrative Agent) to purchase the Advances and Percentage Share of LC Obligations and Swing Line Obligations, in each case without recourse, and assume the Commitment and all other obligations hereunder of any Lender that has suspended the availability of Eurodollar Portions pursuant to Section 2.18 or that has demanded reimbursement, payment or indemnity under Sections 2.16, 2.17, 2.18, 2.19 or 2.20, and such Lender shall be obligated to sell, transfer and deliver all of its Advances and Percentage Share of LC Obligations and Swing Line Obligations to such replacement Lender for the outstanding principal amount of such Advances, plus such Lender's Percentage Share of LC Obligations and Swing Line Obligations, plus in each case, accrued interest thereon and such Lender's portion of accrued but unpaid fees through the date of such purchase, and permit such replacement lender to assume its Commitment. Borrower shall be obligated to pay all additional amounts due to the Lender being replaced pursuant to Sections 2.16, 2.17, 2.18,
                  2.19 and 2.20 through the date of such purchase and assumption; provided, that if the replacement Lender fails to purchase all such rights and interests and assume such Commitment on the specified date in accordance herewith, Borrower shall continue to be obligated to pay such amounts to such Lender which was to have been replaced and provided further that Borrower shall pay any Taxes or Stamp Taxes, if any, as a result of such transfer.

                                    ARTICLE 3

                         CONDITIONS PRECEDENT TO LENDING

         Section 3.1 Initial Conditions Precedent. No Lender has any obligation to make its first Revolving Loan Advance or Swing Line Advance and Issuing Bank has no obligation to issue the first Letter of Credit (whether or not otherwise agreed to by Issuing Bank) unless:

         (a) Administrative Agent shall have received all of the following with copies for each Lender, at Administrative Agent's office in Dallas, Texas:

                  (1) This Agreement, the Notes (to the Lenders that have requested Notes), the Guaranties and Pledge Agreements listed on Schedule 4 hereto, and any other documents required in connection herewith, each duly executed and delivered and in form, substance and date satisfactory to Administrative Agent.

                  (2)     The following certificates:

                          (i) an "Omnibus Certificate" of the Secretary or an Assistant Secretary and of a Designated Officer, which shall contain the names and signatures of the officers of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (A) a copy of resolutions duly adopted by the Board of Directors of Borrower and in full force and effect on the Effective Date, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein,
                                  (B) a copy of the charter documents of Borrower and all amendments thereto, certified by the appropriate official of Borrower's jurisdiction of organization, and (C) a copy of the bylaws or similar governing documents of Borrower; and

                          (ii) a "Compliance Certificate" of a Designated Officer of Borrower, of even date with such Revolving Loan Advance or Swing Line Advance or issuance of such Letter of Credit, in which such officer certifies to the satisfaction of the conditions set out in Section 3.2(a) and
                                  (b) and that all conditions hereunder have been satisfied.

                  (3) A certificate (or certificates) of the due formation, valid existence and good standing of Borrower in its jurisdiction of organization, issued by the appropriate authorities of such jurisdiction.

                  (4) The favorable opinions of the counsel for each Designated Entity, given upon their express instructions substantially in the form set forth as Exhibit G attached hereto.

                  (5) Documents similar to those specified in Section 3.1(a)(2)(i) and 3.1(a)(3) with respect to each Restricted Subsidiary which is or will be party to a Guaranty or Pledge Agreement on the date hereof.

                  (6) A certificate of a Designated Officer of Borrower disclosing the insurance coverages on material assets of the Designated Entities.

                  (7) A certificate of a Designated Officer of Borrower as to the aggregate book value of the assets of the Unrestricted Subsidiaries as of the Effective Date, which aggregate book value shall not exceed $10,000,000.

         (b) Except as disclosed to the Lenders in the Disclosure Schedule or otherwise in writing prior to the execution hereof and not objected to by Required Lenders, there shall be no pending or threatened litigation, action or proceeding against Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         (c) No event or condition shall have occurred since December 31, 1999 which could reasonably be expected to result in a Material Adverse Effect.

         (d) After giving effect to such Revolving Loan Advances, Swing Line Advances and Letters of Credit, Borrower and Lenders shall be in compliance with the Margin Regulations.

         (e) All commitments under the Existing Credit Agreement shall have been terminated.

         Section 3.2 Additional Conditions Precedent. No Lender has any obligation to make any Revolving Loan Advance or Swing Line Advance (including the first) and Issuing Bank has no obligation to issue any Letter of Credit (including the first) unless the following conditions precedent have been satisfied:

         (a) All representations and warranties made by any Designated Entity in any Loan Document shall be true on and as of the date of such Revolving Loan Advance or Swing Line Advance or issuance of Letter of Credit as if such representations and warranties had been made as of the date of such Revolving Loan Advance or Swing Line Advance or issuance of such Letter of Credit (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

         (b) No Default shall exist at the date of such Revolving Loan Advance or Swing Line Advance or issuance of Letter of Credit or will occur as a result of the making of the requested Revolving Loan Advance or Swing Line Advance or the issuance of the requested Letter of Credit.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 Borrower's Representations and Warranties. To confirm each Lender's understanding concerning Borrower and its businesses, properties and obligations, and to induce Agents and each Lender to enter into this Agreement and to make the Advances to Borrower, except as to matters disclosed herein or in the Disclosure Schedule, Borrower represents and warrants to Agents and each Lender that:

         (a) No Default. No Designated Entity is in default in the performance of any of the covenants and agreements contained herein or under any other Loan Document. No event or circumstance has occurred and is continuing which constitutes a Default.

         (b) Organization, Existence and Good Standing. Each Designated Entity is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, having all corporate or partnership powers required to enter into and carry out the transactions contemplated hereby. Each Designated Entity is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except for any lack of qualification, good standing or authorization that could not reasonably be expected to have a Material Adverse Effect. Each Designated Entity has taken all actions customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions desirable, except for any failure or other matter that could not reasonably be expected to have a Material Adverse Effect.

         (c) Authorization. Each Designated Entity has duly taken all corporate or partnership action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

         (d) No Conflicts or Consents. The execution and delivery by each Designated Entity of the Loan Documents to which it is a party, the performance by each Designated Entity of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (1) conflict with any provision of the articles or certificate of incorporation, bylaws, charter, partnership agreement or certificate or other governing document of such Designated Entity, or (2) except as to matters that could not reasonably be expected to have a Material Adverse Effect, result in the acceleration of any Debt owed by such Designated Entity, or conflict with any law, statute, rule, regulation, or material agreement, judgment, license, order or permit applicable to or binding upon such Designated Entity, or require the consent, approval, authorization or order of, or notice to or filing with, any Governmental Authority or third party, or result in or require the creation of any Lien upon any material assets or properties of such Designated Entity, except as permitted in the Loan Documents.

         (e) Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Designated Entity which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights generally and by general principles of equity.

         (f) Financial Statements. (i) The Updated Financial Statements fairly present Borrower's and its Consolidated Subsidiaries' financial position at the date thereof and the results of Borrower's and its Consolidated Subsidiaries' operations and cash flows for the period covered thereby. From the date of the Updated Financial Statements to the Effective Date, no change has occurred in Borrower's and its Subsidiaries' Consolidated financial condition which could reasonably be expected to result in a Material Adverse Effect, except as reflected in the Disclosure Schedule. The Updated Financial Statements were prepared in accordance with GAAP as in effect on the date thereof.

                          (ii) The unaudited  Consolidated  financial statements
                  of Borrower and the Consolidated Subsidiaries at and for the Fiscal Quarter ended March 31, 2000, heretofore delivered to Lenders, fairly present Borrower's and its Consolidated Subsidiaries' financial position at such date and the results of Borrower's and its Consolidated Subsidiaries' operations and cash flows for the period covered thereby. Such financial statements were prepared in accordance with GAAP as in effect on the date thereof, subject to year-end audit adjustments.

         (g) Other Obligations. Except as disclosed in the Disclosure Schedule , as of the Effective Date, neither Borrower nor any of its Consolidated Subsidiaries has any outstanding Debt which is, in the aggregate, material to Borrower and its Consolidated Subsidiaries and not shown in the Updated Financial Statements.

         (h) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Designated Officer of any Designated Entity to any Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a fact or omits to state any fact known to Borrower or any Designated Entity (other than industry-wide risks normally associated with the types of businesses conducted by Borrower or any Designated Entity) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made, except to the extent that any untrue statement or omission could not reasonably be expected to have a Material Adverse Effect.

         (i) Litigation. Except as disclosed in the Updated Financial Statements or in the Disclosure Schedule : (1) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or, to the knowledge of Borrower, threatened, against any Designated Entity before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect, and (2) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

         (j) Environmental Matters. The liabilities and costs of Borrower and its Subsidiaries related to compliance with applicable Environmental Laws (as in effect on the date on which this representation is made or deemed made) could not reasonably be expected to have a Material Adverse Effect.

         (k) Title to Properties. Each Designated Entity has good and defensible title to all of its material properties and assets, except any failure, defect or other matter that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (l) Investment Company Act. Neither Borrower nor any of its Subsidiaries is an "investment company" or a "company controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         (m) Public Utility Holding Company Act. Neither Borrower nor any of its Subsidiaries is a "holding company", or a "Subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company", or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (n) Principal Business Offices. As of the Effective Date, each Designated Entity's principal place of business and chief executive office is located at the place described in the Disclosure Schedule .

         (o) Solvency. Each Designated Entity is solvent and will continue to be solvent after the making and guarantying of the Obligations and the issuance of the Letters of Credit.

         (p) Organization. As of the Effective Date, the organization chart of Borrower and its Subsidiaries with material assets set forth on Exhibit H is true and correct in all material respects. Except for the Exchangeable Shares, as of the Effective Date, Borrower or a R estricted Subsidiary owns all of the issued and outstanding capital stock of each Restricted Subsidiary. As of the Effective Date, no Restricted Subsidiary has issued any securities convertible into shares of its stock or any options (except as set forth in the Disclosure Schedule), warrants or other rights to acquire such shares or securities convertible into such shares and the outstanding capital stock and securities of each Restricted Subsidiary is owned by Borrower or another Restricted Subsidiary free and clear of all Liens, warrants, options or rights of others of any kind whatsoever, except for Permitted Liens.

         (q) Use of Proceeds: Margin Stock. Borrower and its Subsidiaries shall use (i) the initial Revolving Loan Advance to discharge all outstanding obligations (other than in respect of Letters of Credit listed on Schedule 5 under the Existing Credit Agreement), and (ii) all Revolving Loan Advances, Letters of Credit and Swing Line Advances for its and their respective general corporate purposes. In no event shall the funds from any Revolving Loan Advance, Swing Line Advance or Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" or any "margin securities" (as such terms are defined in the Margin Regulations) in violation of the Margin Regulations, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry "margin stock" or "margin securities" in violation of the Margin Regulations, or

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



                  to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities in violation of the Margin Regulations. Borrower is not engaged principally, or as one of Borrower's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities. Neither any Designated Entity nor any Person acting on behalf of any Designated Entity has taken or will take any action which might cause this Agreement, any Note, any Guaranty, any Loan Document or any Advance or Letter of Credit to violate the Margin Regulations or to violate
                  Section 7 of the Securities Exchange Act of 1934, or any rule or regulation thereunder, in each case as now or hereafter in effect.

         (r) ERISA Compliance. Each ERISA Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any ERISA Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any ERISA Plan that could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred which could reasonably be expected to have a Material Adverse Effect.

         Section 4.2 Representation by Lenders. Each Lender hereby represents that it will acquire its Notes, if any, for its own account in the ordinary course of its commercial lending business; however, such Lender may sell or otherwise transfer its Notes, if any, any participation interest or other interest in its Notes, if any, or any of its other rights and obligations under the Loan Documents as permitted by Section 8.8.

                                    ARTICLE 5

                              COVENANTS OF BORROWER

         Section 5.1 Affirmative Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Agents and each Lender to enter into this Agreement and make the Advances to Borrower and to issue Letters of Credit, unless Required Lenders shall have previously agreed otherwise in writing, Borrower, severally for itself and its Subsidiaries, covenants and agrees that:

         (a) Payment and Performance. Borrower will pay all amounts due from it under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed in the Loan Documents, and will cause each Designated Entity which is a Subsidiary of Borrower to perform and comply with every covenant, term and condition expressed in the Loan Documents and applicable to such Designated Entity.

         (b) Books, Financial Statements and Reports. Borrower will at all times maintain full and materially accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting and will cause the following statements and reports to be delivered to Agents and each Lender (Agents only in the case of clause (3) below) at Borrower's expense:

                  (1) As soon as available, and in any event within 120 days after the end of each Fiscal Year, complete audited Consolidated financial statements of Borrower and its Subsidiaries and unaudited consolidating balance sheets and statements of operations of Borrower and its Subsidiaries, prepared in reasonable detail in accordance with GAAP; such audited statements to be accompanied by an opinion, by Ernst & Young LLP, or such other independent certified public accountants of nationally recognized standing selected by Borrower, stating that such Consolidated financial statements have been so prepared. Borrower will, together with each set of such financial statements delivered pursuant to this section, furnish a certificate in the form of Exhibit I signed by a Designated Officer of Borrower stating that, to the best of his knowledge,
                          (i) such financial statements are accurate and complete, and (ii) no Default or Event of Default exists at the end of such Fiscal Year or at the time of such certificate or specifying the nature and period of existence of any such Default or Event of Default. Such certificate shall contain calculations showing compliance (or noncompliance) at the end of such Fiscal Year with the requirements of Sections 5.2(e) and 5.3(a), (b), and (c).

                  (2) As soon as available, and in any event within 60 days after the end of the first three Fiscal Quarters in each Fiscal Year, unaudited Consolidated financial statements of Borrower and its Subsidiaries and unaudited consolidating balance sheet and statements of operations of Borrower and its Subsidiaries as of the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from year-end adjustments. Borrower will, together with each set of such financial statements delivered pursuant to this section, furnish a certificate in the form of Exhibit I signed by a Designated Officer of Borrower stating that, to the best of his knowledge, (i) such financial statements are accurate and complete, and (ii) no Default or Event of Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default or Event of Default. Such certificate shall contain calculations showing compliance (or noncompliance) at the end of such Fiscal Quarter with the requirements of Sections 5.2(e) and 5.3(a) and
                          (b).

                  (3) Within 120 days after the end of each Fiscal Year (but only at such times as the Applicable Rating Level is Level II, Level III or Level IV), an Engineering Report.

                  (4) Promptly after transmittal or filing, copies of all financial statements, reports, notices and proxy statements sent by Borrower to its stockholders and all registration statements, periodic reports and other statements and schedules filed by Borrower or any of its Subsidiaries with any securities exchange, the Securities and Exchange Commission or any similar Governmental Authority.

         (c) Other Information and Inspections. Borrower will furnish to Agents and each Lender any information which Administrative
                  Agent, on behalf of any Lender, may from time to time reasonably request in writing concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower's and its Subsidiaries' businesses and operations. Borrower will permit and will cause each of its Subsidiaries to permit representatives of Agents and
                  Lenders (including independent accountants, agents and attorneys), at the expense and risk of the applicable Agent or Lender, to visit and inspect, during normal business hours and upon reasonable notice any of Borrower's or such Subsidiaries' property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit and will cause each of its Subsidiaries to permit Agents and Lenders or their representatives, to investigate and verify the accuracy of the information furnished to any Agent or Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives; provided, however, that any such visit, inspection, investigation or verification or discussion with respect to Borrower taking place at a time when Borrower has been notified in writing by Administrative Agent of the existence of a Default or an Event of Default applicable to Borrower has occurred and is continuing shall be at the cost and expense of Borrower, and that no Agent or Lender shall have any obligation to pay any costs or expenses of Borrower or any other Designated Entity or any of their officers, employees or representatives in respect thereof irrespective of the existence of any Default or Event of Default.

         (d) Notice of Material Events. Borrower will promptly upon its awareness thereof notify Administrative Agent and each Lender
                  (1) of the occurrence of any Default or any other event which has or may reasonably be expected to have a Material Adverse Effect, (2) of the acceleration of the maturity of any Debt owed by any Designated Entity or any default by any Designated Entity under any instrument evidencing or governing Debt, if such acceleration or default has or may reasonably be expected to have a Material Adverse Effect, (3) of the occurrence of any Termination Event which has or may reasonably be expected to have a Material Adverse Effect, and (4) of the filing of any litigation or proceeding in which any Designated Entity is a party or of any material developments in existing litigation in which any Designated Entity is a party in which an adverse decision may reasonably be expected to have a Material Adverse Effect.

         (e) Maintenance of Existence and Qualifications. Borrower will, and will cause each Restricted Subsidiary to, maintain and preserve its existence as a corporation or partnership, as the case may be. Borrower will, and will cause each Restricted Subsidiary to, maintain and preserve its good standing and its rights and franchises in full force and effect and qualify to do business as a foreign corporation in all states or jurisdictions where required by applicable law, except for any failure to maintain, preserve and qualify that could not reasonably be expected to have a Material Adverse Effect. Nothing in this section shall prohibit (i) a merger or consolidation permitted by Section 5.2(c) or (ii) a termination of such existence, good standing, rights or franchises of any Restricted Subsidiary if Borrower determines in good faith that such termination is in the best interest of Borrower and could not reasonably be expected to have a Material Adverse Effect.

         (f) Payment of Taxes and Trade Debt. Borrower will, and will cause each of its Subsidiaries to, except for any failure or other matter that could not reasonably be expected to have a Material Adverse Effect, (1) timely file all required tax returns, (2) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, and (3) timely pay all trade debt. Borrower and its respective Subsidiaries may, however, delay paying or discharging any such taxes, assessments, charges, debts or levies so long as the validity thereof is contested in good faith by appropriate proceedings and adequate reserves therefor in accordance with GAAP have been set aside and reflected among the books and records of Borrower and its Subsidiaries.

         (g) Insurance. Borrower will, and will cause each of its Subsidiaries to, at all times maintain insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in similar businesses and owning similar properties in the same general area in which Borrower and its Subsidiaries conduct business, which insurance (other than prudent self-insurance programs) shall be by financially sound and reputable insurers.

         (h) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly pay all reasonable costs and expenses (including reasonable attorneys' fees) incurred by or on behalf of (1) the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents and any amendment, modification or restatement thereof, and any and all consents, waivers or other documents or instruments, including commitment letters, term sheets and any memorandum relating thereto, or in connection with the performance of its duties as administrative agent under the Loan Documents other than in the normal course of business, (2) Agents in connection with due diligence, syndication, travel and advertising related to this Agreement and the transactions contemplated thereby, and (3) each Agent and each Lender in connection with enforcement of the Loan Documents or the defense of any Agent's or any Lender's exercise of its rights thereunder, or in connection with any refinancing or restructuring of any of the Loan Documents in the nature of a "workout" (whether or not as a part of any insolvency or bankruptcy proceeding). The selection of Agents' counsel and consultants in connection with the matters described in clauses (1) and (2) of the preceding sentence shall be subject to the approval of Borrower, which approval shall not be unreasonably withheld. Attorneys' fees reimbursed by Borrower for any amendment, modification or restatement of any Loan Document shall be estimated and approved by Borrower prior to incurrence, such approval not to be unreasonably withheld. Attorneys' fees reimbursed by Borrower in connection with the enforcement of the Loan Documents or the defense of any Agent's or any Lenders' exercise of its rights hereunder or in connection with any refinancing or restructuring of any of the Loan Documents in the nature of a "workout" shall be for a single law firm per country (unless conflicts (including conflicts between any Agent and any Lender as determined in the reasonable discretion of the Required Lenders) otherwise prohibit the engagement of a single law firm).

         (i) Compliance with Agreements and Law. Borrower will, and will cause each of its Subsidiaries to (1) perform all material obligations it is required to perform under the terms of each material agreement, contract or other instrument or obligation to which it is a party or by which it or any of its material properties is bound, except for any non-performance that will not have or reasonably be expected to have a Material Adverse Effect; and (2) conduct its business and affairs in material compliance with all laws, regulations, and orders applicable thereto (including without limitation Environmental Laws) except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect.

         (j) Maintenance of Business. Borrower will, and will cause each Restricted Subsidiary to, maintain as its primary business the exploration, production and development of oil, natural gas and other liquid and gaseous hydrocarbons and the gathering, processing, transmission and marketing of hydrocarbons and activities related or ancillary thereto.

         (k) Operations. Borrower will, and will cause each Restricted Subsidiary to, cause all material properties to be regularly operated, maintained and developed in a good and workmanlike manner, as would a prudent operator and in accordance with all applicable federal, state and local laws, rules and regulations, except for any failure to so operate, maintain and develop that could not reasonably be expected to have a Material Adverse Effect.

         Section 5.2 Negative Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Administrative Agent and each Lender to enter into this Agreement and make the Advances to Borrower and to issue Letters of Credit, unless Required Lenders shall have previously agreed otherwise in writing, Borrower, severally for itself and its Subsidiaries, covenants and agrees that:

         (a) Limitation on Debt. Borrower will not, and will not permit any Restricted Subsidiary to, in any manner owe or be liable for Debt except:

                  (1)     the Obligations;

                  (2)     unsecured Debt among Designated Entities;

                  (3) Debt arising under capital leases which does not in the aggregate for Borrower and all Restricted Subsidiaries exceed $20,000,000 at any one time outstanding;

                  (4) Debt, other than Debt otherwise permitted by another subparagraph of this Section 5.2(a), which, at the time incurred, is at prevailing market rates of interest and contains covenants and conditions and events of default no more onerous to the Designated Entities than the terms of this Agreement; provided, that no Default or Event of Default will result from the incurrence of such Debt and be continuing;

                  (5) guaranties of Debt which is the primary obligation of a Designated Entity and permitted under this Section 5.2(a);

                  (6) Debt arising (whether by contract or as a result of statutory liability of a general partner) by virtue of any Designated Entity being a general partner of a general or limited partnership pursuant to agreements in effect on the date hereof not in excess of the aggregate amounts permitted to be incurred pursuant to such agreements on the date hereof for all such Debt and other such Debt otherwise permitted pursuant to the other subparagraphs of this Section 5.2(a); and

                  (7)     Debt existing on the Effective Date which is disclosed
                          (i) in the Updated Financial Statements or (ii) in the Disclosure Schedule and any extensions, renewals or replacements thereof upon terms no more onerous to Borrower than the terms of this Agreement or the terms of the instruments evidencing such Debt as of the date of this Agreement.

         (b) Negative Pledge. Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, assume or permit to exist any Lien upon any of their respective material properties, except Permitted Liens.

         (c) Limitation on Mergers. Except as expressly provided in this subsection, Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge or consolidate with or into any other business entity, except (1) Borrower may be party to a merger or consolidation so long as the surviving entity is Borrower and no Default will exist and the Obligations do not exceed the Facility Amount after giving effect thereto and (2) any Restricted Subsidiary may be a party to any merger or consolidation so long as the surviving entity is Borrower or a Restricted Subsidiary and any Guaranty of such Restricted Subsidiary continues as to such surviving entity, no Default will exist, and the Obligations do not exceed the Facility Amount, in each case after giving effect thereto.

         (d) Limitation on Disposition of Capital Stock of Restricted Subsidiaries. Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer or otherwise dispose of capital stock of any Restricted Subsidiary, except that Borrower and any Restricted Subsidiary may sell, issue, transfer or otherwise dispose of the capital stock of any Restricted Subsidiary to Borrower or to another Restricted Subsidiary.

         (e) Limitation on Restricted Payments. Borrower will not and will not permit any of its Subsidiaries to pay or declare Restricted Payments (of the kind described in clause (i) of the definition of Restricted Payment) with respect to Borrower's or any Restricted Subsidiary's capital stock in excess of $50,000,000 in the aggregate for all such Restricted Payments during any Fiscal Year. Borrower will not, and will not permit any Restricted Subsidiary to, make any Restricted Payments (of the kind described in clause (ii) of the definition of Restricted Payment) in excess of $10,000,000 in the aggregate for all such Restricted Payments during any Fiscal Year; provided, however, that in the event that any Unrestricted Subsidiary of Borrower is redesignated to be a Restricted Subsidiary of Borrower for purposes of this Agreement, then for purposes of redetermining compliance with this section, such Restricted Payments made to such Unrestricted Subsidiary during the Fiscal Year of redesignation shall be deducted from the aggregate total of such Restricted Payments made during such Fiscal Year. Borrower will not, and will not permit any of its Subsidiaries to declare any dividend or distribution, make any Restricted Payment (other than dividends or distributions not in violation of this provision at the time declared), or purchase, redeem, or otherwise acquire or retire for value, prior to scheduled maturity, or repay, any Debt that is subordinated in right of payment to the Obligations (1) if the Obligations shall exceed the Facility Amount, (2) if any Default or Event of Default shall have occurred and be continuing, or (3) if as a result thereof, any Default or Event of Default shall occur and be continuing.

         (f) Transactions with Affiliates. Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any material transaction with any of Borrower's Affiliates on terms which are less favorable than those which would have been obtainable at the time in arm's-length dealing with Persons other than such Affiliates, provided, however that such restriction shall not apply to transactions (i) among Borrower and its Restricted Subsidiaries and (ii) among Restricted Subsidiaries.

         (g)      Limitations  on  Restricted  Subsidiaries.  Borrower  will not
                  permit  any  Restricted   Subsidiary   to  become  subject  to
                  covenants which:

                  (1)     restrict dividends or dividend capacity;

                  (2)     restrict loans and advances to Borrower;

                  (3)     restrict  the  ability   to  make   tax   payments  or
                          management payments to Borrower; or

                  (4)     restrict   the   capitalization   structure   of   any
                          Restricted Subsidiary.

         (h) Limitation on Sale/Leasebacks. Designated Entities will not enter into any arrangement, directly or indirectly, with any Person whereby any Designated Entity shall sell or transfer any material asset, and whereby any Designated Entity shall then or immediately thereafter rent or lease as lessee such asset or any part thereof.

         (i) Conversion between Restricted Subsidiary and Unrestricted Subsidiary. Borrower may convert any Restricted Subsidiary to an Unrestricted Subsidiary by giving Administrative Agent at least five (5) Business Days' notice of such conversion in the form of Exhibit J-1 attached hereto; provided that (1) no Restricted Subsidiary may be converted to an Unrestricted
                  Subsidiary if, after giving effect thereto, a Restricted Subsidiary would be a Subsidiary of an Unrestricted Subsidiary or the sum of (A) the value of the assets of all Restricted Subsidiaries converted to Unrestricted Subsidiaries during a Fiscal Year (such value to be determined at the time of each conversion), plus (B) all Restricted Payments (of the kind described in clause (ii) of the definition of Restricted Payment) made during such Fiscal Year does not exceed the limitation on Restricted Payments (of the kind described in clause (ii) of the definition of Restricted Payment) contained in Section 5.2(e) hereof, and (2) no such conversion shall be made if after giving effect to such conversion, any Default would exist. Upon any such conversion of a Restricted Subsidiary to an Unrestricted Subsidiary, (A) such Subsidiary shall be released from its obligations under its Guaranty, and Administrative Agent shall execute and deliver a release substantially in the form of Exhibit J-2 hereto, and (B) if a Pledge Agreement has theretofore been executed covering the capital stock of, partnership interests in, or other ownership interests in, such Subsidiary, Collateral Agent shall execute and deliver a release of such Pledge Agreement and shall return all stock certificates or other evidences of ownership interests and any blank stock powers or share transfers delivered in connection with such Pledge Agreement. Borrower may convert any Unrestricted Subsidiary to a Restricted Subsidiary by giving Administrative Agent at least five (5) Business Days' notice of such conversion in the form of Exhibit J-1 attached hereto; provided that no such conversion may be made if after giving effect to such conversion, any Default would exist.

         (j) Margin Securities. Proceeds of the Advances will not be used to purchase or carry Margin Stock except in compliance with the Margin Regulations.

         Section 5.3 Financial Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Administrative Agent and each Lender to enter into this Agreement and make the Advances to Borrower and to issue Letters of Credit, unless

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



Required Lenders shall have previously agreed otherwise in writing, Borrower, severally for itself and its Subsidiaries, covenants and agrees that:

         (a) Total Leverage Ratio. Borrower's Consolidated Total Leverage Ratio will not (i) as of the last day of any Fiscal Quarter ending on or after March 31, 2000 and on or prior to September 30, 2002, be greater than 4.00 to 1.00, and (ii) as of the last day of any Fiscal Quarter ending on or after December 31, 2002, be greater than 3.75 to 1.00.

         (b) Minimum Consolidated Tangible Net Worth. Borrower will not permit its Consolidated Tangible Net Worth as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2000, to be less than (i) $658,000,000 plus (ii) an amount equal to 50% of the sum of Borrower's and its Subsidiaries' Consolidated net income for each Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2000, during which such Consolidated net income is greater than $0, plus (iii) an amount equal to 50% of the net cash proceeds received by the Borrower and its Subsidiaries from the issuance of any common stock, preferred stock or other equity during any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2000.

         (c)      Properties  NPV to  Total  Debt  Ratio.  At such  times as the
                  Applicable Rating Level is Level II, Level III or Level IV, Borrower will not, as of December 31 of any year, permit the ratio of the Properties NPV to Total Funded Debt to be less than 1.25 to 1.00.

                                    ARTICLE 6

                         EVENTS OF DEFAULT AND REMEDIES

         Section 6.1 Events of Default. Each of the following events constitutes an "Event of Default" under this Agreement:

         (a) Borrower shall default on the payment when due of any principal on any of its Advances or any amount in respect of any LC Obligations;

         (b) Borrower fails to pay any of its Obligations (other than principal or any amount in respect of its LC Obligations) when due and payable, whether interest in respect of any Advance or any fee or any other amounts payable under any of the Loan Documents and such failure shall continue unremedied for a period of five (5) Business Days; provided, however, that any such Default shall not constitute an Event of Default if subsequently available information indicates that a payment made when due was insufficient because of a good faith error in calculation so long as Borrower shall cure such deficiency within five (5) Business Days after Borrower becomes aware of such deficiency;

         (c) any Designated Entity fails to duly observe, perform or comply with any covenant, agreement, condition or provision set forth in Section 5.1(d), 5.2 or 5.3 of this Agreement;

         (d) any Designated Entity fails (other than as referred to in subsections (a), (b) and (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document applicable to it (even if all or part of such agreement or covenant is void or unenforceable), and such failure is not remedied within thirty (30) Business Days after written notice thereof shall have been sent to Borrower by Administrative Agent or any Lender;

         (e) any representation or warranty previously, presently or hereafter made in writing or deemed made by or on behalf of any Designated Entity in connection with any Loan Document shall have been false or incorrect in any material respect on any date on or as of which made and either (1) an Executive Officer of Borrower had actual knowledge that such representation or warranty was false or incorrect in a material respect when made or (2) if no Executive Officer had such knowledge, such representation or warranty shall continue to be false or incorrect in any material respect thirty (30) Business Days after the earlier of an Executive Officer of Borrower obtaining actual knowledge thereof or written notice thereof shall have been sent to Borrower by Administrative Agent or any Lender;

         (f) any Designated Entity (1) fails to pay when due Debt in excess of $20,000,000 or (2) breaches or defaults in the performance of any agreement or instrument by which any such Debt in excess of $20,000,000 is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

         (g) either (1) any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) in excess of $10,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (2) any Termination Event which has a Material Adverse Effect occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

         (h)      any Designated Entity:

                  (1) suffers the commencement of any involuntary bankruptcy, reorganization, debt arrangement, winding up, dissolution, official management or administration, or other case or proceeding under any bankruptcy or insolvency law or the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in such a case or proceeding, which in either case remains undismissed for a period of sixty (60) days; provided that each Designated Entity hereby expressly authorizes each Agent and each Lender to appear in any court proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents;

                  (2) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including, without limitation, the United States Bankruptcy Code or the Corporations Law of Australia, as from time to time amended; or applies for or consents or acquiesces to the entry of an order for relief in an involuntary case under any such law, or becomes insolvent or makes a general assignment for the benefit of creditors, or falls generally to pay (or admits in writing its inability to pay) its debts as such debts become due, or takes corporate or other action to authorize any of the foregoing;

                  (3) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, administrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within sixty (60) days after such event or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by such Designated Entity;

                  (4) suffers the entry against it of a final judgment for the payment of money in excess of $20,000,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained and continues; or

                  (5) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its property, and such writ or warrant of attachment or any similar process is not stayed or released within thirty (30) days after the entry or levy thereof or after any stay is vacated or set aside;

         (i) (a) any person (other than Borrower, a Restricted Subsidiary of Borrower or any employee benefit plan of Borrower or any of its Restricted Subsidiaries) or group (as such term is used in
                  Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) shall acquire, directly or indirectly, beneficial ownership of an aggregate of 35% or more of the issued and outstanding voting stock of Borrower; or (b) during any period of two consecutive years ending on or after the Effective Date, as determined as of the last day of each calendar quarter after the Effective Date, the individuals (the "Incumbent Directors") who at the beginning of such period constituted the Board of Directors of Borrower (other than additions thereto or removals therefrom from time to time thereafter approved by a vote of at least two-thirds of such Incumbent Directors) shall cease for any reason to constitute 50% or more of the Board of Directors of Borrower; provided, however, that for each determination period ending on or before June 30, 2002, each determination period shall be deemed to be a period from the Effective Date through the date of such calculation; or (c) Borrower shall adopt a plan relating to the liquidation or dissolution of Borrower; or (d) Borrower shall sell all or substantially all of its assets (determined on a Consolidated basis) to another Person (except as permitted by Section 5.2(c));

         (j) any of the Loan Documents or any Lien created thereby are determined to be invalid or unenforceable in any material respect;

         (k) any Restricted Subsidiary (other than an Excluded Restricted Subsidiary) fails to execute and deliver to Administrative Agent a Guaranty within 30 days after becoming a Restricted Subsidiary, or any Restricted Subsidiary that ceases to be an Excluded Restricted Subsidiary fails to execute and deliver to Administrative Agent a Guaranty within 30 days after the determination has been made that such Restricted Subsidiary is no longer an Excluded Restricted Subsidiary; or

         (l) Borrower or any Restricted Subsidiary fails (i) to execute and deliver to Collateral Agent a Pledge Agreement covering the capital stock, partnership interests, or other ownership interests directly owned by it in each Person that is a Restricted Subsidiary (other than a Restricted Subsidiary that has executed a Guaranty) within 30 days after such Person becomes a Restricted Subsidiary (limited to 65% of the outstanding capital stock, partnership interests, or other ownership interests in such Person if such Person is a Foreign Restricted Subsidiary), or (ii) to promptly execute and deliver or register, file or record such other documents and instruments as Collateral Agent may reasonably request to grant, create, preserve, perfect and maintain, as first, prior and perfected Liens, the Liens created, or intended to be created, by such Pledge Agreement, subject to Permitted Liens, provided, however, the foregoing shall not apply to the extent that any such Pledge Agreement is prohibited or would subject Borrower or any Restricted Subsidiary to adverse income tax consequences or substantial stamp or similar taxes (A) under
                  Section 956 of the Code or applicable stamp or similar tax laws, (B) by contractual restrictions in existence prior to the Effective Date, in the case of a Person that is a Restricted Subsidiary on the Effective Date, or by contractual restrictions in existence prior to the date such Person shall become a Restricted Subsidiary, in the case of a Person that becomes a Restricted Subsidiary after the Effective Date or
                  (C) as a matter of corporate, partnership or limited liability company law.

Upon the occurrence of an Event of Default described in Section 6.1(h)(1), (2) or (3) with respect to Borrower, the Commitments shall automatically terminate and all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Designated Entity who at any time ratifies, approves or guarantees this Agreement. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time upon written instructions from Required Lenders shall, by notice to Borrower (but otherwise without notice to any other Designated Entity), declare the Commitments to be terminated, and/or declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Designated Entity who at any time ratifies, approves or guarantees this Agreement and/or require Borrower to deposit Cash Collateral with Administrative Agent in an amount determined in accordance with paragraph (c) of Section 2.14.

         Section 6.2 Remedies. If any Default shall occur and be continuing, Required Lenders or Administrative Agent, at the direction of Required Lenders, may proceed (or direct Collateral Agent to proceed) to protect and enforce Lenders' and Agents' rights under the Loan Documents by any appropriate proceedings, including, without limitation, proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Administrative Agent, Collateral Agent and Lenders under the Loan Documents are cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

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



         Section 6.3 Annulment of Acceleration. If a declaration of acceleration is made pursuant to this Article 6, then Required Lenders, by written notice to Borrower and Administrative Agent, may collectively rescind and annul such declaration in its entirety; provided, that at the time such declaration is annulled and rescinded: (a) no judgment or decree has been entered for the payment of any moneys due pursuant to any Loan Document; (b) all arrears of interest and all other sums payable under the Loan Documents (other than principal amounts which may have become due as a result of acceleration), including interest upon overdue interest, to the extent payment thereof is lawful, shall have been duly paid; and (c) each and every other Event of Default which has theretofore occurred shall have been waived pursuant to Section 8.1 or otherwise made good or cured.

         Section 6.4 Indemnity. Borrower hereby indemnifies each Agent and each Lender from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Agent or such Lender as a result of, arising out of, relating to or in connection with:

         (a) the Loan Documents to which Borrower or one or more of its Subsidiaries is a party or the rights provided therein (including the enforcement or defense thereof);

         (b) the direct or indirect application or proposed application of the proceeds of any Advance or Letter of Credit to or for Borrower or any of its Subsidiaries;

         (c) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advance or Letter of Credit to or for Borrower or any of its Subsidiaries;

         (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter (including enforcement) relating to any Environmental Law or the condition of any facility or property owned, leased or operated by Borrower or any of its Subsidiaries; or

         (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any facility owned or operated by Borrower or any of its Subsidiaries of any hazardous or toxic substance (including any liabilities and costs under any Environmental Law), regardless of whether caused by, or within the control of, Borrower or any of its Subsidiaries; or any misrepresentation, inaccuracy or any breach in or of Section 4.1(j) or Section
                  5.1(i) by or with respect to Borrower or any of its Subsidiaries.

The foregoing indemnification shall not apply to the extent such liabilities and costs are determined to have resulted or been caused, in whole or in part, by the gross negligence or willful misconduct on the part of such Agent or Lender. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND EXCEPT AS PROVIDED BY THE IMMEDIATELY PRECEDING SENTENCE. In the event that any claim or demand for which Borrower would be liable to any Agent or any Lender under this section is asserted against or sought to be collected from any Agent or any Lender by a third party, such Agent or such Lender shall promptly notify Borrower of such claim or demand. Borrower shall have the lesser of: (i) thirty (30) Business Days from receipt of the above notice; or (ii) three (3) Business Days prior to the expiration of any period after which a default judgment may be entered against such Agent or Lender (the "Notice Period") to notify such Agent and/or Lender whether or not Borrower desires, at the sole cost and expense of Borrower, to defend such Agent and/or Lender against such claim or demand. In the event that Borrower notifies such Agent and/or Lender within the Notice Period, that it desires to defend such Agent and/or Lender against such claim or demand, Borrower shall have the right to settle or otherwise dispose of such claim or demand (other than claims alleging criminal violations) on such terms as Borrower, with the consent of the indemnified party (which consent shall not be unreasonably withheld) shall deem appropriate; provided that

         (w) counsel designated by Borrower is reasonably acceptable to Administrative Agent and the affected Lender;

         (x) Borrower will have acknowledged in writing that this section will cover any liabilities and costs in any such claim or demand;

         (y) in the sole determination of Administrative Agent and the affected Lender, Borrower will have the financial ability to pay such liabilities and costs; and

         (z) Borrower shall thereafter consult with Administrative Agent and the affected Lender with respect to such claim or demand; and

provided further, that each of Administrative Agent and the affected Lender shall have the right at all times to participate in any proceeding, at their sole cost and expense, subject, however, to Borrower's right to control the defense of all proceedings concerning such claim or demand.

In the event that Borrower fails to give such Agent and/or Lender such notice, such Agent and/or Lender may defend against such claim or demand; provided, however, that Borrower's obligation to reimburse such Agent and/or Lender shall be limited to a single law firm of such Agent and/or Lender (unless Borrower otherwise consents, which consent shall not be unreasonably withheld); provided further, that Borrower shall have the right at all times to participate in any such proceeding, at its sole cost and expense, subject, however, to the right of such Agent and/or Lender to control the defense of all proceedings concerning such claim or demand. As used in this section, the terms "Administrative Agent" and "Lender" shall refer not only to the Persons designated as such in Section
1.1 but also to each director, officer, agent, attorney, employee and representative of such Person.

                                    ARTICLE 7

                                     AGENTS

         Section 7.1 Appointment and Authority. Bank of America, N.A. is hereby appointed Administrative Agent hereunder and under each other Loan Document and as Collateral Agent under the Pledge Agreements. Credit Suisse First Boston is hereby appointed Documentation Agent hereunder and under each other Loan Document. The Chase Manhattan Bank is hereby appointed Syndication Agent hereunder and under each other Loan Document. Lenders hereby authorizes each such Agent to act as the agent of such Lender hereunder and each other Loan Document to the extent provided herein or therein. In addition, each Lender hereby irrevocably authorizes Administrative Agent, and Administrative Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein. In addition, each Lender hereby authorizes Administrative Agent and Collateral Agent, and Administrative Agent and

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



Collateral Agent hereby undertakes, to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to it by the terms hereof or thereof, together with all other powers reasonably incidental thereto. Neither Documentation Agent nor Syndication Agent has any duties or responsibilities whatsoever under or in connection with this Agreement or any of the other Loan Documents except as expressly set forth herein. The relationship of each Agent to Lenders is only that of one commercial bank acting as agent for others, and nothing in the Loan Documents shall be construed to constitute any Agent a trustee or other fiduciary for any holder of any of the Obligations, nor to impose on any Agent duties and obligations other than those expressly provided for in the Loan Documents. None of the Agents shall have implied duties to Lenders, or any obligations to Lenders to take any action under the Loan Documents, except any action by an Agent specifically required by the Loan Documents to be taken by such Agent. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of any Agent, such Agent shall not be required to exercise any discretion or take any action, and each such Agent may request instructions from Lenders with respect to any such matter, in which case such Agent shall be required to act or to refrain from acting (and shall be fully protected and free from liability to any and all Lenders and Agents in so acting or refraining from acting) upon the instructions of Required Lenders (including itself) or all Lenders (in the circumstances provided in Section 8.1); provided, however, that no Agent shall be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable law unless indemnified to its satisfaction by Lenders or Borrower. Upon receipt by Administrative Agent from Borrower of any communication calling for action on the part of Lenders or upon notice from any Lender to Administrative Agent of any Default or Event of Default, Administrative Agent shall promptly notify each Lender thereof.

         Section 7.2 Agents' Reliance. No Agent or any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, including their negligence of any kind, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent:

         (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Administrative Agent;

         (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by such Agent and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

         (c) makes no warranty or representation to any Lender or any other Agent and shall not be responsible to any Lender or any other Agent for any statements, warranties or representations made in or in connection with the Loan Documents by any other Person;

         (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Designated Entity or to inspect the property (including the books and records) of any Designated Entity;

         (e) shall not be responsible to any Lender or any other Agent for the due execution (other than its own due execution and delivery), legality, validity, enforceability, genuineness,

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



                  existence, sufficiency or value of any Loan Document or any instrument or document furnished in connection herewith, or any collateral;

         (f) may rely upon the representations and warranties of any Designated Entity and the Lenders in exercising its powers hereunder;

         (g) shall not be responsible for the satisfaction of any condition specified in Article 3, except receipt by such Agent of items required to be delivered to such Agent; and

         (h) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

         Section 7.3 Lenders' Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, made its own analysis of the Designated Entities and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

         Section 7.4 Indemnification. Each Lender agrees to indemnify each Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender's Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts, and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Agent growing out of, resulting from or in any other way associated with any of the Loan Documents and the transactions and events (including, without rotation, the enforcement thereof) at any time associated therewith or contemplated therein. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY AGENT, PROVIDED ONLY THAT NO LENDER SHALL BE OBLIGATED UNDER THIS SECTION TO INDEMNIFY AN AGENT FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS THE SOLE RESULT OF SUCH AGENT'S OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED IN A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION. Cumulative of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for such Lender's Percentage Share of any costs and expenses required to be paid to such Agent by Borrower under Section 5.1(h) to the extent that such Agent is not timely reimbursed for such costs and expenses by Borrower as provided in such section. As used in this section the term "Agents" shall refer not only to the Person(s) designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee and representative of such Person(s).

         Section 7.5 Rights as Lender. In their respective capacity as a Lender, each Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not an Agent. Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any of Designated Entities or their Affiliates, all as if it were not an Agent hereunder and without any duty to account therefor to any other Lender.

         Section 7.6 Sharing of Set-Offs and Other Payments. Each Agent and Lender agrees that if it shall, whether through the exercise of rights under security documents or rights of banker's lien, setoff, or counterclaim against any Designated Entity or otherwise, obtain payment of a portion of the aggregate Obligations owed to it (other than in respect of its Swing Line Advances) which, taking into account all distributions made by Administrative Agent under Section 2.11, causes such Agent or such Lender to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 2.11 (or, in the case of Swing Line Advances paid as provided in Section 2.5(c)), then it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause Agents and all Lenders to share all payments (other than in respect of Swing Line Advances) as provided for in Section 2.11, and such other adjustments shall be made from time to time as shall be equitable to ensure that all Agents and all Lenders share all payments of Obligations (other than in respect of Swing Line Advances) as provided in Section 2.11. If any Agent or any Lender, whether in connection with setoff of amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which might be subject to setoff, such Agent or Lender agrees, promptly upon demand, to take such action necessary so that all Agents and all Lenders share in the benefits of such collateral ratably in proportion to the Obligations owing to each of them. Nothing herein contained shall in any way affect the right of any Agent or any Lender to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights of banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to court order to be paid on account of the possession of such funds prior to such recovery.

         Section 7.7 Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lenders about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lenders, Administrative Agent may invest such funds pending distribution (at the risk of Borrower); all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All moneys received by Administrative Agent for distribution to Lenders (other than to the Person who is Administrative Agent in its separate capacity as a Lender) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lenders, and Administrative Agent shall have no equitable title to any portion thereof.

         Section 7.8 Benefit of Article 7. The provisions of this Article (other than the following Section 7.9) are intended solely for the benefit of Agents and Lenders, and no Designated Entity shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Agent or Lender. Agents and Lenders may waive or amend such provisions as they desire without any notice to or consent of any Designated Entity.

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



         Section 7.9 Resignation and Removal. Any Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Each such notice shall set forth the date of such resignation. Required Lenders or Borrower, with the consent (which shall not be unreasonably withheld) of Required Lenders (other than any Agent to be removed) shall be entitled to remove any Agent. Upon any such resignation or removal, Borrower may, with the written concurrence (which shall not be unreasonably withheld) of Required Lenders (exclusive of any such resigned or removed Agent), designate a successor Agent. If, within fifteen (15) days after the date of such resignation or removal, Borrower makes no such designation or such written concurrence is not given, Required Lenders (exclusive of any such resigned or removed Agent) shall, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed), have the right to appoint a successor Agent. After any Agent's resignation or removal hereunder, the provisions of this Article 7 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Any out-going Agent shall promptly execute all assignments and other documents necessary to effectuate the transfer of the agency in connection with this Agreement and shall promptly deliver all original documents and any collateral in its possession to the successor Agent.

                                    ARTICLE 8

                                  MISCELLANEOUS

         Section 8.1 Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Agent or any Lender in exercising any right, power or remedy which any Agent or Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Agent or Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Designated Entity shall in any case of itself entitle any Designated Entity to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (a) if such party is a Designated Entity, by such Designated Entity, (b) if such party is an Agent, by such Agent and (c) if such party is a Lender, by Required Lenders, or by Administrative Agent on behalf of Lenders with the prior written consent of Required Lenders (or without further consent than that already provided herein in the circumstances provided in Section 8.7). Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, no waiver, consent, release, modification or amendment of or supplement to this Agreement or any other Loan Document which would:

         (i) increase the Commitment of any Lender or subject any Lender to any additional obligations;

         (ii) reduce or forgive any fees hereunder, or the principal of, or interest on, any Lender's Advances or participation in Swing Line Advances or LC Obligations;

         (iii) postpone any date fixed for any payment of any fees hereunder, or principal of, or interest on, any Lender's Advances or participation in Swing Line Advances or LC Obligations;

         (iv) amend the definitions herein of "Required Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, any other Agent, Lenders or any of them to take any particular action under the Loan Documents;

         (v)      release any Restricted  Subsidiary  from its Guaranty  (except upon the Restricted Subsidiary becoming an Unrestricted Subsidiary as specified in this Agreement) or release all or substantially all of the collateral (except as contemplated by this Agreement);

         (vi)     amend this Section 8.1;

         (vii)    extend the Commitment Period;

         (ix) amend, modify or waive any provision applicable to the indemnification of any Lender;

         (x) consent to the assignment or transfer by any Designated Entity of any of its rights or obligations under this Agreement or the other Loan Documents; or

         (xi) amend, modify or waive the rights and obligations of Issuing Bank or Agents; provided, that no obligation to any Designated Entity of any Lender or Issuing Bank or any Agent may be amended, modified or waived without the written approval of Borrower, which approval shall not be unreasonably withheld;

shall be valid or effective, in each case, without the prior written consent of each Lender affected thereby.

Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, no provision hereof may be amended or waived which impacts or affects Swing Line Lender without its prior written consent and no provision hereof may be amended or waived which impacts or affects Issuing Bank without its prior written consent.

         Section 8.2 Survival of Agreements, Cumulative Nature. Each Designated Entity's various representations, warranties, covenants, indemnities and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans, the issuance of the Letters of Credit and the delivery of the Notes, and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Agents and Lenders, all Letters of Credit have expired or been canceled and all of Agents' and Lenders' obligations to Borrower are terminated, provided that, notwithstanding the foregoing, certain Obligations of certain Designated Entities under their respective Guaranties shall survive or be reinstated as provided in such Guaranties. The representations, warranties, indemnities, and covenants made by any Designated Entity in any Loan Documents, and the rights, powers, and privileges granted to Agents and Lenders in the Loan Documents, are cumulative.

         Section 8.3 Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Administrative Agent may give telephonic notices to the other Agents and

Lenders), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy (with telephonic confirmation of transmission), by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower at the address of Borrower specified on the signature pages hereto and to each Agent and each Lender at their addresses specified on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given:

         (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein;

         (b)      in the case of telecopy, upon receipt; or

         (c) in the case of registered or certified United States mail, three 3) days after deposit in the mail, postage prepaid; provided, however, that no Request for Revolving Loan Advance or Rate Election shall become effective until actually received by Administrative Agent and no request for the issuance of a Letter of Credit or Letter of Credit Application shall become effective until actually received by Issuing Bank.

         Section 8.4 Parties in Interest. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Designated Entity may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of all Lenders.

         Section 8.5 Governing Law. THE LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS AND INSTRUMENTS MADE UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI- PARTY ACCOUNTS) DOES NOT APPLY TO THIS AGREEMENT OR TO ANY NOTES.

         Section 8.6 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or any other Loan Document to the contrary notwithstanding, the obligations of Designated Entities to a Lender or an Agent under this Agreement and the Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender or Agent limiting rates of interest which may be charged or collected by such Lender or Agent. Accordingly, if the transactions contemplated hereby would be usurious under laws applicable to a Lender or Agent (including the federal and state laws of the United States of America or of any other jurisdiction whose laws may be mandatorily applicable to such Lender or Agent notwithstanding anything to the contrary in this Agreement or any other Loan Document) then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:

         (a)      the provisions of this section shall govern and control;

         (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement, or under any of the aforesaid agreements or otherwise in connection with this Agreement or any other Loan Document by such Lender or Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender and each Agent herein called the "Maximum Lawful Rate"), and any excess shall be canceled automatically and if theretofore paid shall be credited to the relevant Designated Entity by such Lender or Agent (or, if such consideration shall have been paid in full, such excess refunded to the relevant Designated Entity);

         (c) all sums paid, or agreed to be paid, to such Lender or Agent for the use, forbearance and detention of the indebtedness of the relevant Designated Entity to such Lender or Agent hereunder or under any other Loan Document shall, to the extent permitted by laws applicable to such Lender or Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in fall so that the actual rate of interest is uniform throughout the full term thereof;

         (d) if at any time the interest provided pursuant to any provision of this Agreement or any other Loan Document, together with any other fees payable pursuant to this Agreement or any other Loan Document and deemed interest under laws applicable to such Lender or Agent, exceeds the amount which would have accrued at the Maximum Lawful Rate, the amount of interest and any such fees to accrue to such Lender or Agent pursuant to this Agreement or any other Loan Document shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Maximum Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or Agent pursuant to this Agreement or any other Loan Document below the Maximum Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Loan Document, as the case may be, and such fees deemed to be interest equals the amount of interest which would have accrued to such Lender or Agent if a varying rate of interest per annum equal to the interest provided pursuant to Section 2.3 or any other relevant section hereof (other than this section) and any Note, as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this section; and

         (e) if the total amount of interest paid by or accrued with respect to the Obligations of Borrower, together with any other fees payable pursuant to this Agreement and the other Loan Documents and deemed interest under laws applicable to such Lender or Agent pursuant to this Agreement or any other Loan Document under the foregoing provisions of this section is less than the total amount of interest which would have accrued if a varying rate per annum equal to the interest provided pursuant to Section 2.3 or any other relevant section hereof (other than this section), as applicable, had at all times been in effect and all fees provided for in this Agreement and the other Loan Documents had been paid, then Borrower severally agrees to pay to such Lender or Agent an amount equal to the difference between, (i) the lesser of (x) the amount of interest and fees which would have accrued if the Maximum Lawful Rate had at all times been in effect, and
                  (y) the amount of interest and fees which would have accrued if a varying rate per annum equal to the interest provided pursuant to Section 2.3 or such other relevant section of this Agreement (other than this section) and any Note, as

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



                  applicable, had at all times been in effect and all fees had been paid, and (ii) the amount of interest and fees accrued in accordance with the other provisions of this Agreement and other Loan Documents.

         For purposes of Chapter 303 of the Texas Finance Code, to the extent applicable to any Lender or Agent, Borrower and each other Designated Entity agrees that the Maximum Lawful Rate shall be the "weekly ceiling" as defined in said Chapter, provided that such Lender or Agent, as applicable, may also rely, to the extent permitted by applicable laws of the State of Texas and the United States of America, on alternative maximum rates of interest under the Texas Finance Code or other laws applicable to such Lender or Agent from time to time if greater.

         Section 8.7 Termination: Limited Survival. In its sole and absolute discretion, Borrower may, at any time that no Obligations or other amounts are owing and no Letters of Credit are outstanding, elect to terminate this Agreement in a written notice delivered to Administrative Agent. Upon receipt by Administrative Agent of such a notice, if no Obligations or other amounts are then owing and no Letters of Credit are outstanding, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations hereunder or thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Designated Entity in any Loan Document, any Obligations under Sections 2.16 through 2.20, any obligations which any Designated Entity may have to indemnify or compensate any Agent, any Issuing Bank, or any Lender in connection with matters arising upon or prior to the termination of this Agreement and any obligations which any Lender may have to indemnify or compensate any Agent or Issuing Bank in connection with matters arising upon or prior to the termination of this Agreement shall survive any termination of this Agreement or any other Loan Document and the release of Designated Entities. At the request and expense of Borrower, Administrative Agent or Collateral Agent, as applicable, shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents including, without limitation, the Guaranties and the Pledge Agreements. Administrative Agent or Collateral Agent, as applicable, is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or farther action or consent by any Lender.

         Section 8.8      Assignments, Participations.

         (a) Each Lender shall have the right to sell, assign or transfer all or any part of such Lender's Notes, Advances, Commitment, LC Obligations and Swing Line Obligations hereunder to one or more Affiliates, Lenders, financial institutions, pension plans, investment funds, or similar Persons or to a Federal Reserve Bank; provided, that each such sale, assignment, or transfer (other than to an Affiliate, a Lender or a Federal Reserve Bank) shall be with the consent of Borrower (unless an Event of Default has occurred and is continuing), which consent will not be unreasonably withheld, and with the consent of Administrative Agent, which consent will not be unreasonably withheld, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were such Lender and a holder of such Notes, Advances, Commitment, LC Obligations and Swing Line Obligations, including, without limitation, the right to vote on decisions requiring consent or approval of all Lenders or Required Lenders and the obligation to fund its Advances; provided further, that (1) each Lender in making each such sale, assignment, or transfer must sell, assign or transfer a pro rata portion of its Commitment and each Advance (other than a Swing Line Advance), LC Obligation and Swing Line Obligation made or held by such Lender, (2) each such sale, assignment, or transfer (other than to an Affiliate, a Lender

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                  or a Federal Reserve  Bank) shall be in an aggregate principal amount not less than $10,000,000, (3) unless such sale, assignment or transfer results in a Lender's Commitment being reduced to zero, each Lender shall at all times maintain a Commitment then outstanding in an aggregate principal amount at least equal to $10,000,000; (4) no Lender may offer to sell its Notes, Commitment, LC Obligations, Swing Line Obligations
                  or  Advances  or  interests   therein  in  violation  of   any
                  securities laws; and (5) no such assignment  (other  than to a
                  Federal  Reserve  Bank)   shall  become   effective  until the
                  assigning Lender delivers to Administrative Agent and Borrower
                  copies  of  all  written   assignments   and  other  documents
                  evidencing any such assignment and an Agreement to be Bound in
                  the  form  of   Exhibit  K,   providing  for  the   assignee's
                  ratification and agreement to be bound by the terms of this Agreement and the other Loan Documents. An assignment fee in the amount of $3,500 for each such assignment will be payable to Administrative Agent by the assignor or assignee. Within five (5) Business Days after its receipt of copies of any assignment and the other documents relating thereto and any Note of the assignor, Borrower shall, if requested by the assignor or  assignee,  execute and deliver to  Administrative
                  Agent  (for   delivery  to  the  assignor  or   assignee,   as
                  applicable) new Notes evidencing such assignee's assigned Advances and Commitment and if the assignor Lender has retained a portion of its Advances and Commitment, replacement Notes in the principal amount of the Advances and Commitment retained by the assignor Lender. On and after the effective date of an assignment hereunder, the assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and no further consent or action by Borrower, Lenders or any Agent shall be required to release the transferor Lender, with respect to the Commitment, the LC Obligations, the Swing Line Obligations and the Advances assigned to such assignee and the transferor Lender shall henceforth be so released.

         (b)      Each Lender  shall have the right to grant  participations  in all or any part of such Lender's Notes, Commitment, LC Obligations, Swing Line Obligations and Advances hereunder to one or more pension plans, investment funds, financial institutions or other Persons; provided, that:

                  (1) each Lender granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of Lenders or Required Lenders (except as set forth in (3) below);

                  (2) in the event any Lender grants a participation hereunder, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Notes for all purposes under the Loan Documents, and each Agent, each Lender and Borrower shall be entitled to deal with the Lender granting a participation in the same manner as if no participation had been granted; and

                  (3) no participant shall ever have any right by reason of its participation to exercise any of the rights of Lenders hereunder (other than Section 8.15 hereof), except that any Lender may agree with any participant that such Lender will not, without the consent of such

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                          participant,   consent  to  any  amendment  or  waiver
                          described in Section 8.1 requiring approval of 100% of the Lenders.

         (c) It is understood and agreed that any Lender may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Designated Entities' properties and operations which was provided to such Lender pursuant to this Agreement, subject to Section 8.9.

         (d) Upon the reasonable request of either Administrative Agent or Borrower, each Lender will identify those to whom it has assigned or participated any part of its Notes, LC Obligations, Swing Line Obligations or Advances, and provide the amounts so assigned or participated. Administrative Agent shall maintain, at its office, a register for the recordation of the names and addresses of Lenders and their Commitments, which register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         Section 8.9 Confidentiality.  Each Agent and each Lender agrees that it
(a) will maintain the confidentiality of all non-public information from any Designated Entity or any Subsidiary of Borrower obtained pursuant to the terms of this Agreement or any other Loan Document in accordance with safe and sound banking practices, and (b) will not use such confidential information for any purpose other than in connection with this Agreement; provided, however, that this restriction shall not apply to information which (w) has at the particular time in question entered the public domain, or been independently developed without the use or incorporation of any non-public information provided to such Agent or Lender by any Designated Entity or any Subsidiary of Borrower by such Agent or such Lender other than through disclosure by such Agent or such Lender in violation of this section, (x) is required to be disclosed by law or by any order, rule, regulation or legal process (whether valid or invalid) of any court or Governmental Authority, (y) is furnished to any other Lender or to any purchaser or prospective purchaser of participations, assignments or other interests in any Advance, Note, LC Obligation, Swing Line Obligation or Commitment that has executed and delivered to Borrower an agreement containing terms substantially similar to this section and reasonably acceptable to Borrower, to keep such information confidential or (z) is disclosed to such Lender's or Agent's examiners, Affiliates, outside auditors, counsel and other professional advisors who have a need for such information in connection with this Agreement and who are advised of the confidential nature of such information. As used in this section, the terms "Agent" and "Lender" shall refer not only to the Persons designated as such in Section 1.1, but also to each director, Affiliate, officer, agent, attorney, employee and representative of such Person. Notwithstanding any other provisions of this Agreement, the terms of this section shall survive the termination of this Agreement for a period of three (3) years.

         Section 8.10 Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable in any jurisdiction, such term or provision shall, as to such jurisdiction, be illegal or unenforceable, without affecting the remaining provisions in that jurisdiction or the legality or enforceability of such terms or conditions in any other jurisdiction.

         Section 8.11 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

         Section 8.12 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES. EACH OF THE BORROWER, AGENTS AND LENDERS HEREBY (I) IRREVOCABLY WAIVES, TO THE MAXIMUM

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EXTENT  NOT  PROHIBITED  BY LAW,  ANY  RIGHT  IT MAY  HAVE TO A TRIAL BY JURY IN
RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; (III) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (IV) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

         Section 8.13 Several Obligations. The respective obligations of Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which an Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement is not intended to, and shall not be construed so as to, confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

         Section 8.14 Nonliability of Lenders. The relationship between Borrower on the one hand and Lenders and Agents on the other hand shall be solely that of borrower and lender. None of the Agents nor any Lender shall have any fiduciary responsibilities to Borrower or any of its respective Subsidiaries. None of the Agents nor any Lender undertakes any responsibility to Borrower or any of their respective Subsidiaries to review or inform Borrower of any matter in connection with any phase of Borrower's or such Subsidiary's business or operations.

         Section 8.15 Setoff. In addition to, and without any limitation of, any rights of the Lenders under applicable law, if Borrower becomes insolvent, however evidenced, or any Event of Default or Default occurs and the maturity of the Obligations has been accelerated, any indebtedness from any Lender or any participant under section 8.8(b) of this Agreement to Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and payable.

         Section 8.16 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF AGENTS, LENDERS OR BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN

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CONNECTION WITH SUCH LITIGATION.  BORROWER FURTHER  IRREVOCABLY  CONSENTS TO THE
SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL
PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         Section 8.17 Release of Liens. Upon the date of execution and delivery of a Guaranty by a Restricted Subsidiary, the capital stock or other ownership interests of which has theretofore been subject to a Pledge Agreement (each such date, a "Pledge Release Date"), the Collateral Agent shall release and discharge, at the cost or expense of Borrower, such capital stock or other ownership interests from the liens and security interests created by such Pledge Agreement.

         Section 8.18 Entire Agreement. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES,

           THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES,

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